    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON             , 1998


                                                              FILE NO. 333-47651


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                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                ------------------


                                     AMENDMENT
                                       NO. 1
                                        TO
                                     FORM S-4


                              REGISTRATION STATEMENT

                                       UNDER

                            THE SECURITIES ACT OF 1933

                    THE CLEVELAND ELECTRIC ILLUMINATING COMPANY
              (Exact name of registrant as specified in its charter)

                                      OHIO
                        (State or other jurisdiction of
                         incorporation or organization)
                                      4911
                          (Primary Standard Industrial
                          Classification Code Number)
                                   34-0150020
                        (I.R.S. Employer Identification
                                    Number)

   C/O FIRSTENERGY CORP., 76 SOUTH MAIN STREET, AKRON, OHIO 44308-1890 (330)
                                    384-5504
    (address, including ZIP code, and telephone number, including area code, of registrant's principal executive offices)

                      NANCY C. ASHCOM, CORPORATE SECRETARY
                             C/O FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890
                                 (330) 384-5504
 (name, address, including ZIP code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                             KEVIN P. MURPHY, ESQ.
                                    COUNSEL
                               FIRSTENERGY CORP.
                              76 SOUTH MAIN STREET
                             AKRON, OHIO 44308-1890

     Approximate date of commencement of proposed exchange of securities is as soon as possible after the registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]
================================================================================

                  THE CLEVELAND ELECTRIC ILLUMINATING COMPANY

                               OFFER TO EXCHANGE

                     7.43% SERIES D SECURED NOTES DUE 2009
           FOR ALL OUTSTANDING 7.43% SERIES C SECURED NOTES DUE 2009
            $150 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING AND

                     7.88% SERIES D SECURED NOTES DUE 2017
           FOR ALL OUTSTANDING 7.88% SERIES C SECURED NOTES DUE 2017
              $300 MILLION AGGREGATE PRINCIPAL AMOUNT OUTSTANDING

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
         NEW YORK CITY TIME, ON                , 1998, UNLESS EXTENDED
                            ------------------------

     The Cleveland Electric Illuminating Company, an Ohio corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its 7.43% Series D Secured Notes due 2009 (the "New Notes due 2009") and 7.88% Series D Secured Notes due 2017 (the "New Notes due 2017") (collectively, the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for equal principal amounts of its outstanding 7.43% Series C Secured Notes due 2009 (the "Old Notes due 2009" and together with the New Notes due 2009, the "Secured Notes due 2009") and 7.88% Series C Secured Notes due 2017 (the "Old Notes due 2017" and together with the New Notes due 2017, the "Secured Notes due 2017") (the Old Notes due 2009 and the Old Notes due 2017 are collectively referred to herein as the "Old Notes"), of which $150 million and $300 million aggregate principal amount, respectively, are outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Secured Notes."

     Subject to the terms and conditions set forth in this Prospectus and the Letter of Transmittal, the Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New
York City time, on            , 1998, unless the Exchange Offer is extended (the
"Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company, and to the terms and provisions of the Registration Agreement (as defined herein). Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

     The New Notes will evidence the same debt as the Old Notes for which they are exchanged and will be obligations of the Company entitled to the benefits of the Note Indenture (as defined herein) relating to the Secured Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and, following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement (as defined in the Registration Agreement), the holders of the Old Notes will not be entitled to the contingent increase in the interest rate otherwise provided for under certain circumstances and will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Old Notes under the Registration Agreement. See "The Exchange Offer" and "Description of the New Notes."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by

                                            (cover continued on following pages)
                            ------------------------

      SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE
         CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

             The date of this Prospectus is                , 1998.

     (Continuation of cover page)

so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date (as defined in the Note Indenture) for such interest, which will be the April 15 or October 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Company intends to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2009, interest at 7.43% with a maturity date of November 1, 2009, and for the Secured Notes due 2017, interest at 7.88% with a maturity date of November 1, 2017. See "The Exchange Offer -- Interest on the New Notes."

     The Old Notes are, and the New Notes will be, secured equally and ratably as to payment of principal and interest by first mortgage bonds issued by the Company and held by the trustee under the indenture for the Secured Notes. See "1997 First Mortgage Bonds and First Mortgage."

     Old Notes of each series initially purchased by qualified institutional buyers, as defined in Rule 144A under the Securities Act ("QIBs"), were initially represented by a single, global Secured Note of each series in registered form (each a "Global Note"), registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Notes of each series exchanged for Old Notes represented by a Global Note will be represented by a single, global New Note of that series in registered form (each a "Global New Note"), registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the Global New Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. See "Description of the New Notes -- Book-Entry; Delivery and Form."

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "SEC") to third parties, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for the Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991), and Exxon Capital Holdings Corporation, SEC No-Action Letter

     (Continuation of cover page)
(available May 13, 1988). Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Agreement, that such conditions have been met. If the Company's belief is inaccurate, holders of New Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume, or indemnify holders against, any such liability.

     The net proceeds from the offering of the Old Notes (the "Offering") were used by the Company, to refinance certain outstanding first mortgage bonds and to repay short-term borrowings. The Company will not receive any proceeds from the Exchange Offer, and no underwriter is being utilized in connection with the Exchange Offer.

     The exchange of Old Notes for New Notes will be a tax-free exchange. See "Certain Tax Considerations."

     After completion of the Exchange Offer, Old Notes which have not been exchanged for New Notes will remain outstanding. See "Risk
Factors -- Consequences of Failure to Exchange."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     Prior to the Exchange Offer, there has been no public market for the Old Notes. The Company does not presently intend to list the New Notes on any stock exchange or trading market. There can be no assurance that an active public market for the New Notes will develop. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. See "Risk Factors -- Lack of Public Market for the Secured Notes."

     The Company has been advised by Morgan Stanley & Co. Incorporated, Chase Securities Inc., First Chicago Capital Markets, Inc., McDonald & Company Securities, Inc., Merrill Lynch & Co. and TD Securities, the placement agents of the Old Notes (the "Placement Agents"), that, following completion of the Exchange Offer, each intends to make a market in the New Notes; however, none of the Placement Agents are under any obligation to do so and any market-making activities with respect to the New Notes may be discontinued at any time.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURED NOTE OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     This Prospectus has been prepared by the Company solely for use in connection with the Exchange Offer. This Prospectus is personal to the offeree to whom it has been delivered and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire Secured Notes. Distribution of this Prospectus to any person other than the offeree and those persons, if any, retained to advise such offeree with respect thereto is unauthorized.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. These documents are available upon request from Nancy C. Ashcom, Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890, or telephone (330) 384-5504. In order to assure timely
delivery of the documents, any request should be made by            , 1998.

                            ------------------------

     Neither the Company nor any of its representatives makes any representation to any offeree or purchaser of the New Notes offered hereby regarding the legality of an investment by such offeree or purchaser under legal investment or similar laws. Each investor should consult with its own advisors as to the legal, tax, business, financial and related aspects of any purchase of the New Notes.

                            ------------------------

     THIS PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES LAWS. THE COMPANY HAS MADE FORWARD-LOOKING STATEMENTS INCLUDING STATEMENTS ABOUT ITS FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS. THESE STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS ARE STATEMENTS ABOUT FUTURE PERFORMANCE OR RESULTS, INCLUDING ANY STATEMENTS USING THE WORDS "BELIEVE," "EXPECT," "ANTICIPATE" OR SIMILAR WORDS. FOR ALL OF THOSE STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THOSE IDENTIFIED UNDER "RISK FACTORS" HEREIN AND THE FOLLOWING
POSSIBILITIES: (1) EXPECTED COST SAVINGS FROM THE MERGER OF CENTERIOR ENERGY CORPORATION ("CENTERIOR ENERGY") AND OHIO EDISON COMPANY ("OHIO EDISON") ARE NOT FULLY REALIZED; (2) REGIONAL COMPETITIVE PRESSURE IN THE ELECTRIC UTILITY INDUSTRY INCREASES SIGNIFICANTLY; (3) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF CENTERIOR AND OHIO EDISON AS A RESULT OF THEIR MERGER ARE GREATER THAN EXPECTED; (4) STATE AND FEDERAL REGULATORY INITIATIVES ARE IMPLEMENTED THAT FURTHER INCREASE COMPETITION, THREATEN COST AND INVESTMENT RECOVERY OR IMPACT RATE STRUCTURES; (5) NATIONAL AND REGIONAL ECONOMIC CONDITIONS ARE LESS FAVORABLE THAN EXPECTED; AND (6) COSTS OR DIFFICULTIES RELATED TO THE YEAR 2000 ISSUE ARE GREATER THAN EXPECTED. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH EXPECTATIONS WILL PROVE TO HAVE BEEN CORRECT. THESE FACTORS SHOULD BE TAKEN INTO CONSIDERATION IN CONJUNCTION WITH THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS.

                             AVAILABLE INFORMATION

     The Company has filed with the SEC a Registration Statement on Form S-4 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the New Notes offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of certain documents filed as exhibits to the Registration Statement are not necessarily complete and, in each case, are qualified by reference to the copy of the document so filed.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports and other information with the SEC. Such reports, other information and the Registration Statement can be inspected and copied at the public reference facilities maintained by the SEC at its principal office located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at its regional offices located at Suite 1400, Northwestern Atrium, 500 West Madison Street, Chicago, IL 60661-2511 and 7 World Trade Center, 13th Floor, New York, NY 10048. Copies of such material also can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office. The SEC also maintains a Web site that contains reports and other information filed by the Company. The SEC's Internet address is http://www.sec.gov. Such material can also be inspected at the New York Stock Exchange.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates in this Prospectus by reference the following documents heretofore filed with the SEC, pursuant to the Exchange Act, to which reference hereby is made:

          1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 ("Form 10-K").

          2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 ("First Quarter 1997 Form 10-Q").

          3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 ("Second Quarter 1997 Form 10-Q").

          4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 ("Third Quarter 1997 Form 10-Q").


          5. The Company's Current Reports on Form 8-K dated June 11, 1997, July 8, 1997 and March 16, 1998 and Form 8-K/A dated August 27, 1997.


     THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS INCORPORATES. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO NANCY C. ASHCOM, CORPORATE SECRETARY, FIRSTENERGY CORP., 76 SOUTH MAIN STREET, AKRON, OHIO 44308-1890, OR TELEPHONE
(330) 384-5504.

                              SUMMARY INFORMATION

The following material is qualified in its entirety by the information appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. Holders of Old Notes are urged to read this Prospectus in its entirety before exchanging their Old Notes for New Notes.

                                  THE COMPANY

     The Company, which was incorporated under the laws of the State of Ohio in 1892, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 1,700 square miles in northeastern Ohio, including the City of Cleveland. The Company also provides electric energy at wholesale to other electric utility companies and to two municipal electric systems (directly and through American Municipal Power-Ohio ("AMP-Ohio")) in its service area. The Company serves approximately 753,000 customers and derives approximately 77% of its total electric retail revenue from customers outside the City of Cleveland. Principal industries served by the Company include those producing steel and other primary metals; automotive and other transportation equipment; chemicals; electrical and nonelectrical machinery; fabricated metal products; and rubber and plastic products. Nearly all of the Company's operating revenues are derived from the sale of electric energy. At December 31, 1997, the Company had 3,162 employees. The Company is a wholly-owned subsidiary of FirstEnergy Corp. ("FirstEnergy"). FirstEnergy is a public utility holding company which is also the direct or indirect parent of three public utility companies in addition to the Company, namely, Ohio Edison Company ("Ohio Edison"), Pennsylvania Power Company ("Penn Power") and The Toledo Edison Company ("Toledo Edison").

     The mailing address of the Company's principal offices is 76 South Main Street, Akron, Ohio 44308, and its telephone number is (330) 384-5100.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $150,000,000 aggregate principal amount of New Notes due 2009 for an equal aggregate principal amount of Old Notes due 2009 and up to $300,000,000 aggregate principal amount of New Notes due 2017 for an equal aggregate principal amount of Old Notes due 2017. The New Notes are entitled to the benefits of the Note Indenture relating to the Secured Notes. The form and terms of the New Notes are the same as the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act, and, following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement, the Old Notes will not be entitled to the contingent increase in the interest rate otherwise provided for under certain circumstances and will not be entitled to the benefit of certain registration and exchange rights granted to the holders of the Old Notes under the Registration Agreement. See "The Exchange Offer" and "Description of the New Notes."

THE EXCHANGE OFFER............   The Company is offering to exchange $1,000
                                 principal amount of each series of New Notes for each $1,000 principal amount of the corresponding series of Old Notes validly tendered pursuant to the Exchange Offer. As of the date hereof, there is $450 million aggregate principal amount of Old Notes outstanding. The Company will issue the New
                                 Notes to tendering holders of Old Notes on or promptly after the Expiration Date. See "The
                                 Exchange Offer -- Background" and "-- General."

RESALE OF THE NEW NOTES.......   Based on interpretations by the staff of the
                                 SEC set forth in no-action letters issued to third parties, the Company believes that New
                                 Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company for resale pursuant to Rule 144A or any other available exemption under the Securities
                                 Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. If the Company's belief is inaccurate, holders of New
                                 Notes who transfer New Notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability under the Securities Act. The Company does not assume or indemnify holders against any such liability.

                                 Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Notes received in exchange for Old Notes. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resales. See "Plan of Distribution." The Company believes that no registered holder of the Old Notes is an "affiliate" (as such term is defined in Rule 405 of the Securities Act) of the Company.

                                 This Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which this Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

EXPIRATION OF EXCHANGE
OFFER.........................   5:00 p.m., New York City time, on
                                   , 1998, unless the Exchange Offer is
                                 extended, in which case the term "Expiration
                                 Date" means the latest date and time to which the Exchange Offer is extended. See "The
                                 Exchange Offer -- Expiration Date; Extensions;
                                 Amendments."

ACCRUED INTEREST ON THE NEW
NOTES AND THE OLD NOTES.......   New Notes of each series will bear interest at
                                 the same rate and on the same terms as the Old
                                 Notes of the corresponding series. Under the
                                 Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old
                                 Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record
                                 Date for such interest, which will be the April
                                 15 or October 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old
                                 Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Company intends to cause the New Notes to be authenticated on the date on which the New
                                 Notes are exchanged for the Old Notes.
                                 Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998, and the Secured
                                 Notes will bear interest and mature as follows:
                                 for the Secured Notes due 2009, interest at 7.43% with a maturity date of November 1, 2009, and for the Secured Notes due 2017, interest at 7.88% with a maturity date of November 1, 2017.
                                 See "The Exchange Offer -- Interest on the New
                                 Notes."

TERMINATION OF THE EXCHANGE
OFFER.........................   The Exchange Offer is not subject to any
                                 condition, other than (i) that the Exchange
                                 Offer does not violate applicable law or any applicable interpretation of the staff of the SEC, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer, and (iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal.
                                 There can be no assurance that any such
                                 condition will not occur. Holders of Old Notes will have certain rights against the Company under the Registration Agreement should the Company fail to consummate the Exchange Offer.
                                 See "The Exchange Offer -- General" and
                                 "-- Termination."

PROCEDURES FOR TENDERING OLD
NOTES.........................   Each holder of Old Notes wishing to accept the
                                 Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation, to the Exchange Agent (as defined herein), at the address set forth herein and therein by 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering."

                                 By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, (i) it is acquiring the New Notes pursuant to the Exchange Offer in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) neither the holder nor any such other person is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, any distribution of such New Notes and
                                 (iii) neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company or, if an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. See "The Exchange
                                 Offer -- General" and "-- Procedures for
                                 Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL HOLDERS............   Any beneficial holder whose Old Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                                 Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Old Notes who wish to tender their
                                 Old Notes and whose Old Notes are not
                                 immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expira-tion Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery
                                 Procedures."

WITHDRAWAL RIGHTS.............   Tenders of Old Notes may be withdrawn at any
                                 time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
DELIVERY OF NEW NOTES.........   Subject to certain conditions (as summarized
                                 above in "Termination of the Exchange Offer" and described more fully under "The Exchange
                                 Offer -- Termination") or waiver of such conditions, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer and not validly withdrawn prior to 5:00 p.m., New York
                                 City time, on the Expiration Date. The New
                                 Notes issued pursuant to the Exchange Offer will be delivered on or promptly after the Expiration Date. See "The Exchange
                                 Offer -- General."

CERTAIN TAX CONSIDERATIONS....   The exchange pursuant to the Exchange Offer
                                 will not be a taxable event for federal income tax purposes. See "Certain Tax Considerations."

REGISTRATION RIGHTS...........   In connection with the sale of the Old Notes,
                                 the Company agreed to consummate the Exchange
                                 Offer pursuant to an effective registration statement or to cause resales of the Old Notes to be registered under the Securities Act, and, if neither such event occurs prior to April 23, 1998, interest payable on the Secured Notes will increase by .50% per annum until one of such events does occur. Holders who do not participate in the Exchange Offer may thereafter hold a less liquid security. See
                                 "Risk Factors -- Consequences of Failure to
                                 Exchange" and "The Exchange Offer."

EXCHANGE AGENT................   The Chase Manhattan Bank, the Trustee under the
                                 Indenture, will serve as exchange agent (the
                                 "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange
                                 Agent is: The Chase Manhattan Bank, 55 Water
                                 Street, Room 234, North Building, New York, NY
                                 10041, Attention: Carlos Esteves. For
                                 information with respect to the Exchange Offer, the telephone number for the Exchange Agent is
                                 (212) 638-0828 and the facsimile number for the Exchange Agent is (212) 638-7375 or (212)
                                 344-9367.

USE OF PROCEEDS...............   There will be no cash proceeds payable to the
                                 Company from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds to the Company from the sale of the Old Notes were approximately $450 million, net of discounts and commissions. Such proceeds were used by the Company to refinance certain outstanding first mortgage bonds and to repay short-term borrowings.

                      SUMMARY DESCRIPTION OF THE NEW NOTES

ISSUER........................   The Company.

SECURITIES TO BE OFFERED......   $150 million aggregate principal amount of New
                                 Notes due 2009 and $300 million aggregate principal amount of New Notes due 2017.

MATURITY......................   November 1, 2009 for the New Notes due 2009 and
                                 November 1, 2017 for the New Notes due 2017.

RECORD DATES..................   April 15 and October 15 of each year,
                                 commencing with April 15, 1998.

INTEREST PAYMENT DATES........   Payable in cash in arrears on May 1 and
                                 November 1 of each year, commencing on May 1, 1998.

REDEMPTION....................   The New Notes will be redeemable in whole or in
                                 part, at the option of the Company at any time, at a redemption price equal to the greater of
                                 (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined herein) plus twenty-five (25) basis points in the case of the Secured Notes due 2009 or twenty-five (25) basis points in the case of the Secured Notes due 2017, plus in each case accrued interest to the date of redemption. The New Notes will not be subject to any sinking fund. See
                                 "Description of the New Notes -- Redemption."

SECURITY......................   The Old Notes are, and the New Notes (together
                                 with any Old Notes that remain outstanding after the Exchange Offer is terminated) will be, secured equally and ratably as to payment of principal and interest by $450 million aggregate principal amount of first mortgage bonds issued by the Company ("1997 First
                                 Mortgage Bonds") which have been issued, pledged and delivered by the Company to the Note Trustee. The terms of the 1997 First
                                 Mortgage Bonds correspond to those of the Secured Notes. See "1997 First Mortgage Bonds and First Mortgage."

For a discussion of certain factors that should be considered by holders of the Old Notes in connection with an investment in the New Notes, see "Risk Factors."

                         SUMMARY FINANCIAL INFORMATION


                                                  YEAR ENDED DECEMBER 31,                 JANUARY 1-    NOVEMBER 8-
                                         ------------------------------------------      NOVEMBER 7,    DECEMBER 31,
                                          1993        1994        1995        1996         1997(E)        1997(E)
                                         ------      ------      ------      ------      ------------   ------------
                                                                    (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues...................  $1,751      $1,698      $1,769      $1,790         $1,529         $  254
  Operating Income.....................  $  222      $  396      $  398      $  359         $  307         $   50
  Deferred Carrying Charges, Net(a)....  $ (487)     $   25      $   29      $   --         $   --         $   --
  Write-off of Perry Nuclear Power
    Plant Unit 2 ("Perry Unit 2")......  $ (351)     $   --      $   --      $   --         $   --         $   --
  Income (Loss) Before Interest
    Charges............................  $ (347)     $  427      $  429      $  357         $  305         $   54
  Interest Charges.....................  $  240      $  242      $  245      $  240         $  210         $   35
  Extraordinary Item (Net of Income
    Taxes).............................      --          --          --          --         $ (324)        $   --
  Earnings (Loss) Before Interest
    Charges, Income Taxes, Depreciation
    and Amortization ("EBITDA")(b).....  $ (414)     $  708      $  721      $  636         $  574         $   96
  Net Income (Loss)....................  $ (587)     $  185      $  184      $  117         $ (229)        $   19
  Ratio of Earnings to Fixed
    Charges(c).........................      --(d)     1.81        1.84        1.57           1.64           1.73
  Ratio of EBITDA to Interest
    Charges............................      --        2.93        2.94        2.65           2.73           2.74
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets.........................  $7,159      $7,151      $7,152      $6,878                        $6,440
  Long-Term Debt.......................  $2,793      $2,543      $2,666      $2,441                        $3,190
  Preferred Stock
    With Mandatory Redemption
       Provisions......................  $  285      $  246      $  215      $  186                        $  183
    Without Mandatory Redemption
       Provisions......................  $  241      $  241      $  241      $  238                        $  238
  Common Stock Equity..................  $1,040      $1,058      $1,127      $1,045                        $  951
  Total Capitalization.................  $4,359      $4,088      $4,249      $3,910                        $4,562


---------------


(a) In 1993, the Company wrote off $519 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for the Company ended in November 1995, and amortization of the deferrals began in December 1995.


(b) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of the Company's operating performance.


(c) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary item plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).


(d) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $502 million. Fixed charges during the period were $334 million. The net loss before income taxes and fixed charges included write-offs of $986 million related to the Company's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.68.


(e) The Company is a wholly owned subsidiary of FirstEnergy Corp. Prior to the merger of Centerior (CEC) and Ohio Edison (OE) to form FirstEnergy Corp. in November 1997, the Company and Toledo Edison were the principle operating subsidiaries of Centerior. The CEC-OE merger was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles, and the applicable effects were reflected on the separate financial statements of Centerior's direct subsidiaries as of the merger date. Accordingly, the post-merger financial statements reflect a new basis of accounting, and the pre-merger period and post-merger period financial results (separated by a heavy black line) are presented.

                                  RISK FACTORS

     Holders of the Secured Notes should consider carefully the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the Secured Notes. The information below is qualified in its entirety by reference to the information in the Company's financial statements included as part of this Prospectus and in the documents incorporated in this Prospectus by reference and should be read in conjunction with such information and the other information set forth in this Prospectus.

FINANCING CAPABILITY


     At December 31, 1997, the Company had total long-term debt of approximately $3,190 million (70% of total capitalization), preferred stock subject to mandatory redemption provisions of approximately $183 million and current maturities of approximately $122 million. The Company also has future minimum lease payments of approximately $1,203 million related to generating facility leases.



     At December 31, 1997, the Company had approximately $3,187 million in aggregate principal amount of first mortgage bonds outstanding under its mortgage (including first mortgage bonds pledged to secure certain debt obligations), and was not able to issue any additional first mortgage bonds except in connection with refinancings. The Company expects its foreseeable future cash needs to be satisfied with internally generated cash and short-term borrowings and, therefore, that it will not need to issue first mortgage bonds except in connection with refinancings.



     The Company and Toledo Edison have the ability to borrow under a $125 million revolving credit facility that matures in May 1998. At December 31, 1997, there were no borrowings under this facility.


     There are no restrictions on the Company's ability to issue preferred or preference stock.

     The Company's current credit ratings are as follows:

                                                          STANDARD & POOR'S       MOODY'S
                                                          -----------------    -------------
First mortgage bonds....................................         BB+                Ba1
Unsecured notes.........................................         BB-                Ba3
Preferred stock.........................................         BB-                 b1

LACK OF PUBLIC MARKET FOR THE SECURED NOTES

     The Old Notes currently have no trading market. There can be no assurance that an active trading market for the New Notes will develop or be sustained. The Company does not presently intend to apply for listing of the New Notes on any stock exchange or trading market. If the New Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of, and prospects for, the Company. The Placement Agents have advised the Company that they currently intend to make a market in the New Notes. However, the Placement Agents are not obligated to do so, and any market-making activity with respect to the New Notes may be discontinued at any time without notice.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain restricted securities and will not retain any rights under the Registration Agreement, except in certain limited circumstances. The Old Notes will continue to be subject to restrictions on transfer such that: (i) Old Notes may be resold only if registered pursuant to the Securities Act or if an exemption from registration is available thereunder, (ii) Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom and (iii) a holder of Old Notes who desires to sell or otherwise dispose of all or any part of its Old Notes under an exemption from registration under the Securities Act, if requested by the Company, must deliver to the Company an opinion of independent counsel, reasonably satisfactory in form and substance to the Company, to the effect that such exemption is available.

ACCOUNTING MATTERS

     On November 7, 1997, Centerior Energy consummated its merger with Ohio Edison. The merger was accounted for using the purchase method of accounting and the applicable effects were pushed down to the financial statements of the Company as of the merger date. See "Combined Pro Forma Condensed Financial Statements for the Company and Toledo Edison" for the accounting effects on the Company and Toledo Edison of the merger of Centerior Energy and Ohio Edison. The significant accounting adjustments in these pro forma statements are a result of the implementation of the FirstEnergy Regulatory Plan (as hereinafter defined) which is discussed below.

     Upon consummation of the merger of Centerior Energy and Ohio Edison, the FirstEnergy Regulatory Plan went into effect. Pursuant to the terms of the FirstEnergy Regulatory Plan, the Public Utilities Commission of Ohio ("PUCO") has authorized the Company and Toledo Edison to recognize additional depreciation related to their generating assets and additional amortization of regulatory assets during the regulatory plan period of at least $2 billion more than the amounts that would have been recognized if the regulatory plans were not in effect. For regulatory purposes only, these additional charges will be reflected over the rate plan period. The FirstEnergy Regulatory Plan does not provide for full recovery of the Company's and Toledo Edison's nuclear operations. Accordingly, the Company and Toledo Edison ceased application of Statement of Financial Accounting Standards No. 71 "Accounting for the Effects of Certain Types of Regulations" (SFAS 71) for their nuclear operations when implementation of the FirstEnergy Regulatory Plan became probable. As a result, regulatory assets of the Company representing customer receivables for future income taxes related to nuclear assets of $499 million were written off in October 1997. At the consummation of the merger in November 1997, the Company recognized a fair value purchase accounting adjustment that decreased the carrying value of its nuclear assets by approximately $1.71 billion. The fair value adjustment recognized for financial reporting purposes together with a similar fair value adjustment for Toledo Edison will ultimately satisfy the $2 billion asset reduction commitment contained in the Company's and Toledo Edison's regulatory plan.

COMPETITION

     The Company faces competitive challenges due to regulatory and tax constraints and its high retail cost structure.

     Currently, the Company's most pressing competition comes from municipal electric systems in its service areas. The Company's rates are generally higher than those of municipal systems due largely to such systems' exemption from taxation, the lower cost financing available to them, the continued availability to them of lower cost power through short-term power purchases and their access to cheaper governmental power. The Company faces the threat that municipalities in its service area could establish new electric systems and continue expanding existing systems. See "The Company -- Competition" and "Regulatory Matters."

     Structural changes in the electric utility industry from actions by both federal and state regulatory bodies are continuing to place downward pressure on prices and to increase competition for customers. In 1996, the Federal Energy Regulatory Commission ("FERC") adopted rules relating to open-access transmission services. The open-access rules require utilities to deliver power from other utilities or generation sources to their wholesale customers at nondiscriminatory prices.

     A number of states have enacted transition legislation which provides for introduction of competition for retail electric business and recovery of stranded investment. Several groups in Ohio are studying the possible introduction of retail wheeling and stranded investment recovery legislation. Retail wheeling occurs when a customer obtains power from a utility company other than its local utility. The term "stranded investment" generally refers to fixed costs approved for recovery under traditional regulatory methods that would become unrecoverable, or "stranded," as a result of legislative changes which allow for widespread competition. The PUCO is sponsoring discussions among a group of business, utility and consumer interests to explore ways of promoting competitive options without unduly harming the interests of utility company share owners or customers. The PUCO also has introduced two pilot projects, both intended as initial steps to introduce competitive elements into the Ohio electric utility business. A bill to restructure the electric utility industry in

Ohio has been introduced in the Ohio House of Representatives. A bipartisan committee from both legislative houses has been formed to study the issue. On January 6, 1998, the co-chairs of the Ohio General Assembly's Joint Select Committee on Electric Industry Deregulation released their draft report of a plan which proposes to give customers a choice from whom they buy electricity beginning January 1, 2000. No consensus has been reached by the full Committee; in the meantime, legislation consistent with the co-chairs' draft report may be introduced into the General Assembly by one or both of the co-chairs. The Company cannot predict when or if this legislation will be introduced and if it will be passed into law. The Company continues to study the potential effects that such legislation would have on its financial position and results of operations.

     The Company cannot predict when and to what extent retail wheeling or other forms of competition will be allowed. The Company believes that pure competition (unrestricted retail wheeling for all customer classifications) is not imminent and that any transition to pure competition will be in phases. The FERC and the PUCO have acknowledged the need to provide at least partial recovery of stranded investment as greater competition is permitted and, therefore, the Company believes that there will be a mechanism developed for the recovery of at least some stranded investment. However, due to the uncertainty involved, there is a risk in connection with the introduction of retail wheeling that some of the Company's assets may not be fully recovered. See "The Company -- Competition" and "2. Conjunctive Electric Service ("CES")" under "Part II. Other Information" of the Second Quarter 1997 Form 10-Q in the Financial Statements Section.

NUCLEAR OPERATIONS

     The Company has interests in three nuclear generating units -- Beaver Valley Power Station Unit 2 ("Beaver Valley Unit 2"), Davis-Besse Nuclear Power Station ("Davis-Besse") and Perry Nuclear Power Plant Unit 1 ("Perry Unit 1"). Toledo Edison operates Davis-Besse and Cleveland Electric operates Perry Unit 1. Duquesne Light Company ("Duquesne") operates Beaver Valley Unit 2. See "The Company -- Nuclear Units."

     The Company's three nuclear units may be impacted by activities or events beyond its control. Operating nuclear units have experienced unplanned outages or extensions of scheduled outages because of equipment problems or new regulatory requirements. A major accident at a nuclear facility anywhere in the world could cause the United States Nuclear Regulatory Commission ("NRC") to limit or prohibit the operation or licensing of any domestic nuclear unit. If one of the Company's nuclear units is taken out of service for an extended period for any reason, including an accident at such unit or any other nuclear facility, the Company cannot predict whether regulatory authorities would impose unfavorable rate treatment. Such treatment could include taking the affected unit out of rate base, thereby not permitting the Company to recover its investment in and earn a return on that asset, or disallowing certain construction or maintenance costs. An extended outage coupled with unfavorable rate treatment could have a material adverse effect on the Company's financial condition, cash flows and results of operations.

IMPACT OF THE YEAR 2000 ISSUE

     The Year 2000 Issue is the result of computer programs being written using two digits rather than four to identify the applicable year. Any of our programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations.

     We currently believe that with modifications to existing software and conversions to new software, the Year 2000 Issue will pose no significant operational problems for our computer systems as so modified and converted. If these modifications and conversions are not made, or are not completed on a timely basis, the Year 2000 Issue could have a material impact on our operations.

     We have initiated formal communications with many of our major suppliers to determine the extent to which we are vulnerable to those third parties' failure to resolve their own Year 2000 problems. Our total Year 2000 project cost and estimates to complete are based on currently available information and do not include the estimated costs and time associated with the impact of a third party's Year 2000 issue. There can be no guarantee that the failure of other companies to resolve their own Year 2000 issues will not have a material adverse effect on us.

     We are utilizing both internal and external resources to reprogram and/or replace and test the Company's software for Year 2000 modifications. Most of our Year 2000 problems will be resolved through system replacements. The different phases of our Year 2000 project will be completed at various dates, most of which occur in 1999. We plan to complete the entire Year 2000 project by mid-December 1999. Of the total project cost, approximately $22 million will be capitalized since those costs are attributable to the purchase of new software for total system replacements (i.e., the Year 2000 solution comprises only a portion of the benefit resulting from the system replacements). The remaining $3 million will be expensed as incurred over the next two years. To date, we have incurred approximately $350,000 related to the assessment of, and preliminary efforts in connection with, our Year 2000 project and the development of a remediation plan.

     The costs of the project and the date on which we plan to complete the Year 2000 modifications are based on management's best estimates, which were derived from numerous assumptions of future events including the continued availability of certain resources, and other factors. However, there can be no guarantee that this project will be completed as planned and actual results could differ materially from the estimates. Specific factors that might cause material differences include, but are not limited to, the availability and cost of trained personnel, the ability to locate and correct all relevant computer code, and similar uncertainties.

                         SELECTED FINANCIAL INFORMATION


                                                YEAR ENDED DECEMBER 31,           JANUARY 1-    NOVEMBER 8-
                                         -------------------------------------   NOVEMBER 7,    DECEMBER 31,
                                          1993        1994      1995     1996      1997(E)        1997(e)
                                         ------      ------    ------   ------   ------------   ------------
                                                                (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
  Operating Revenues...................  $1,751      $1,698    $1,769   $1,790      $1,529         $  254
  Fuel and Purchased Power Expense.....  $  423      $  391    $  413   $  408      $  359         $   51
  Other Operation and Maintenance
    Expense............................  $  598      $  394    $  418   $  426      $  381         $   77
  Depreciation and Amortization
    Expense............................  $  182      $  195    $  196   $  210      $  190         $   28
  Operating Income.....................  $  222      $  396    $  398   $  359      $  307         $   50
  Deferred Carrying Charges, Net (a)...  $ (487)     $   25    $   29   $   --      $   --         $   --
  Write-off of Perry Unit 2............  $ (351)     $   --    $   --   $   --      $   --         $   --
  Income (Loss) Before Interest
  Charges..............................  $ (347)     $  427    $  429   $  357      $  305         $   54
  Interest Charges.....................  $  240      $  242    $  245   $  240      $  210         $   35
  Extraordinary Item (Net of Income
    Taxes).............................      --          --        --       --      $ (324)        $   --
  Earnings (Loss) Before Interest
    Charges, Income Taxes, Depreciation
    and Amortization ("EBITDA") (b)....  $ (414)     $  708    $  721   $  636      $  574         $   96
  Net Income (Loss)....................  $ (587)     $  185    $  184   $  117      $ (229)        $   19
  Preferred Dividend Requirements......  $   45      $   45    $   43   $   39      $   45         $   --
  Earnings (Loss) on Common Stock......  $ (632)     $  140    $  141   $   78      $ (274)        $   19
  Ratio of Earnings to Fixed Charges
    (c)................................      --(d)     1.81      1.84     1.57        1.64           1.73
  Ratio of EBITDA to Interest
    Charges............................      --        2.93      2.94     2.65        2.73           2.74
OTHER DATA
  Utility Plant Additions..............  $  175      $  156    $  155   $  111      $  104         $   18
BALANCE SHEET DATA (END OF PERIOD)
  Total Assets.........................  $7,159      $7,151    $7,152   $6,878                     $6,440
  Current Portion of Long-Term Debt and
    Preferred Stock....................  $   70      $  282    $  177   $  145                     $  122
  Long-Term Debt.......................  $2,793      $2,543    $2,666   $2,441                     $3,190
  Preferred Stock
    With Mandatory Redemption
      Provisions.......................  $  285      $  246    $  215   $  186                     $  183
    Without Mandatory Redemption
      Provisions.......................  $  241      $  241    $  241   $  238                     $  238
  Common Stock Equity..................  $1,040      $1,058    $1,127   $1,045                     $  951
         Total Capitalization..........  $4,359      $4,088    $4,249   $3,910                     $4,562


---------------


(a) In 1993, the Company wrote off $519 million of deferred carrying charges. Deferrals under an October 1992 rate stabilization program for the Company ended in November 1995, and amortization of the deferrals began in December 1995.


(b) EBITDA consists of income before interest charges, plus income taxes charged to operating expenses and to other income, plus depreciation and amortization. EBITDA is not a measure of operating results, but rather is a measure of debt service ability. EBITDA should not be considered as an alternative to net income or any other measure of performance required by generally accepted accounting principles or as an indicator of the Company's operating performance.


(c) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before extraordinary item plus fixed charges and current and deferred income taxes. Fixed charges consist of total interest charges (including interest on first mortgage bonds, bank loans, commercial paper, pollution control notes and other interest included in operation expenses; amortization of net premium, discount and expense on debt; and capitalized interest on nuclear fuel lease obligations) and an estimate of the interest element of rentals (including the interest component of certain sale and leaseback rentals, leased nuclear fuel in the reactor and other miscellaneous rentals).


(d) Not meaningful due to a net loss. For the year ended December 31, 1993, the net loss before taxes and fixed charges was $502 million. Fixed charges during the period were $334 million. The net loss before income taxes and fixed charges included write-offs of $986 million related to the Company's investment in Perry Unit 2 and phase-in plan deferred charges, and other charges of $79 million attributable to an early retirement program. Excluding these write-offs, the ratio of earnings to fixed charges would have been 1.68.


(e) The Company is a wholly owned subsidiary of FirstEnergy Corp. Prior to the merger of Centerior (CEC) and Ohio Edison (OE) to form FirstEnergy Corp. in November 1997, the Company and Toledo Edison were the principle operating subsidiaries of Centerior. The CEC-OE merger was accounted for using the purchase method of accounting in accordance with generally accepted accounting principles, and the applicable effects were reflected on the separate financial statements of Centerior's direct subsidiaries as of the merger date. Accordingly, the post-merger financial statements reflect a new basis of accounting, and the pre-merger period and post-merger period financial results (separated by a heavy black line) are presented.

                                  THE COMPANY

GENERAL

     The Company, which was incorporated under the laws of the State of Ohio in 1892, is a public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in an area of approximately 1,700 square miles in northeastern Ohio, including the City of Cleveland. The Company also provides electric energy at wholesale to other electric utility companies and to two municipal electric systems (directly and through AMP-Ohio) in its service area. The Company serves approximately 753,000 customers and derives approximately 77% of its total electric retail revenue from customers outside the City of Cleveland. Principal industries served by the Company include those producing steel and other primary metals; automotive and other transportation equipment; chemicals; electrical and nonelectrical machinery; fabricated metal products; and rubber and plastic products. Nearly all of the Company's operating revenues are derived from the sale of electric energy. At December 31, 1997, the Company had 3,162 employees of which 1,728 employees (about 55% of total employees) were represented by one union.

     The Company is a wholly owned electric utility subsidiary of FirstEnergy, a public utility holding company. In addition to the Company, the direct or indirect public utility subsidiaries of FirstEnergy are Ohio Edison, Penn Power and Toledo Edison. The Company, Ohio Edison, Penn Power and Toledo Edison operate as separate companies, each servicing the customers in its respective service area.

COMPETITION

     The Company competes in its service area with suppliers of natural gas to satisfy customers' energy needs with regard to heating and appliance usage. The Company also is engaged in competition to a lesser extent with suppliers of oil and liquefied natural gas for heating purposes and with suppliers of cogeneration equipment. One competitor provides steam for heating purposes and provides chilled water for cooling purposes in certain areas of downtown Cleveland.

     The Company also competes with municipally owned electric systems within its service area. Several communities have evaluated municipalization of electric service and decided to continue service from the Company. Officials in other communities have indicated an interest in evaluating the municipalization issue.

     The Company faces continuing competition from locations outside its service area which are promoted by governmental and private agencies in attempts to influence potential and existing commercial and industrial customers to locate in their respective areas.

     The Company also periodically competes with other producers of electricity for sales to electric utilities which are in the market for bulk power purchases. The Company has interconnections with other electric utilities and has a transmission system capable of transmitting ("wheeling") power between the Midwest and the East.

     In the future, the Company will encounter an increasingly competitive environment as a result of the structural changes taking place in the electric utility industry. For a discussion of these changes, including open-access transmission, retail wheeling and stranded investment considerations, see "Risk Factors -- Competition" and "Outlook -- Competition" in Management's Financial Analysis contained in the Financial Statements.

     Located within the Company's service area are two municipally owned electric systems. The Company supplies a small portion of those systems' power needs at wholesale rates.

     One of those systems, Cleveland Public Power ("CPP"), is operated by the City of Cleveland in competition with the Company. CPP is primarily an electric distribution system which currently supplies electric power in approximately 60% of the City's geographical area and to approximately 35% (about 75,000) of the electric consumers in the City -- equal to about 10% of all customers served by the Company. CPP's kilowatt-hour sales and revenues are equal to about 6% of the Company's kilowatt-hour sales and revenues. Much of the area served by CPP overlaps that of the Company. For all classes of customers, the Company's rates are higher than CPP's rates due largely to CPP's exemption from taxation, the lower-cost financing available to CPP, the continued availability to CPP of lower cost power through short-term power purchases and CPP's access to cheaper governmental power.

     The Company makes power available to CPP on a wholesale basis, subject to FERC regulation. In 1997, the Company directly and through AMP-Ohio provided a negligible amount of CPP's energy requirements. CPP's power is purchased from other sources and wheeled over the Company's transmission systems. As part of the merger of Centerior Energy and Ohio Edison, the Company has agreed to additional interconnections with CPP.

     On June 11, 1997, an agreement was reached between FirstEnergy and the City of Cleveland that provides the framework for resolving transmission and distribution issues between the Company and CPP. The Company believes that the agreement will enable both the Company and CPP to better serve their customers while enhancing opportunities for economic development and growth within their respective service areas. In a related development, an agreement was also reached with AMP-Ohio that forms a framework for resolving certain transmission and operating issues. As a result of the agreements, all pending litigation involving the City of Cleveland or CPP and the Company has been stayed to allow for settlement discussions.

REGULATORY MATTERS

     On January 30, 1997, the PUCO approved a rate reduction and economic development plan for the Company and Toledo Edison which became effective on November 8, 1997 and will extend through 2006 ("FirstEnergy Regulatory Plan"). The FirstEnergy Regulatory Plan provides for rate reductions, frozen fuel cost factors, economic development incentive prices, an energy-efficiency program and an earnings cap. The FirstEnergy Regulatory Plan requires, for regulatory purposes, a revaluation of or an accelerated reduction of investment in nuclear plant and certain regulatory assets (excluding amounts due from customers for future federal income taxes) by at least $2 billion by the end of 2005. The FirstEnergy Regulatory Plan does not provide for full recovery of the Company's and Toledo Edison's nuclear operations. Accordingly, the Company and Toledo Edison ceased application of SFAS 71 for their nuclear operations when implementation of the FirstEnergy Regulatory Plan became probable. As a result, regulatory assets of the Company representing customer receivables for future income taxes related to nuclear assets of $499 million were written off in October 1997. At the consummation of the merger in November 1997, the Company recognized a fair value purchase accounting adjustment that decreased the carrying value of its nuclear assets by approximately $1.71 billion. The fair value adjustment recognized for financial reporting purposes together with a similar fair value adjustment for Toledo Edison will ultimately satisfy the $2 billion asset reduction commitment contained in the Company's and Toledo Edison's regulatory plan.

     The Company's nonnuclear operations continue to comply with the provisions of SFAS 71 which governs accounting for the effects of certain types of rate regulation. The Company continually monitors changes in market and regulatory conditions and considers the effects of such changes in assessing the continuing applicability of SFAS 71. Criteria that could give rise to discontinuation of the application of SFAS 71 include: (1) increasing competition which significantly restricts the Company's ability to charge prices which allow it to recover operating costs, earn a fair return on invested capital and recover the amortization of regulatory assets and (2) a significant change in the manner in which rates are set by the PUCO from cost-based regulation to some other form of regulation. In the event the Company determines it no longer meets the criteria for following SFAS 71 for its nonnuclear operations, the Company would be required to record a before-tax charge to write off its remaining regulatory assets which total approximately $580 million. In addition, the Company would be required to evaluate whether the changes in the competitive and regulatory environment which led to discontinuing the application of SFAS 71 would also result in an impairment of the net book values of the related property, plant and equipment.

     Notwithstanding the effect of the FirstEnergy Regulatory Plan on the Company's nuclear generating assets, the Company believes it is reasonable to expect that rates will be set at levels that will recover all current and anticipated costs associated with its nonnuclear operations, including all associated regulatory assets, and such rates can be charged to and collected from customers. If there is a change in the Company's evaluation of the competitive environment, regulatory framework or other factors, the Company may be required to record material charges to earnings. See "Management's Financial Analysis" in the Financial Statements Section.

SALES OF ELECTRICITY

     Kilowatt-hour sales by the Company follow a seasonal pattern marked by increased customer usage in the summer for air conditioning and in the winter for heating. Historically, the Company has experienced its heaviest demand for electric service during the summer months because of a significant air conditioning load on its system and a relatively low amount of electric heating load in the winter.

     The Company's largest customer is a steel manufacturer which has two major steel producing facilities. Sales to these facilities accounted for 2.4% of the Company's 1997 total electric operating revenues. The loss of these facilities would reduce the Company's annual net income by about $17 million based on 1997 sales levels.

FUEL SUPPLY

     Generation by type of fuel for 1997 was 63% coal-fired and 37% nuclear.

     Coal. In 1997, the Company burned 5 million tons of coal for electric generation. The Company normally maintains a reserve supply of coal sufficient for about 20 days of normal operations. On February 1, 1998, this reserve was about 30 days for plants operated by the Company.

     In 1997, about 62% of the Company's coal requirements were purchased under long-term contracts, with the longest remaining term being almost 5 years. In most cases, these contracts provide for adjusting the price of the coal on the basis of changes in coal quality and mining costs. The sulfur content of the coal purchased under these contracts ranges from less than 1% to about 4%. Additionally, about 34% of the Company's coal requirements were purchased under short-term contracts (nine to twelve-month terms) with price adjustments on the basis of coal quality. The sulfur content of the short-term contracts ranged from 1.5% to 1.9%. The balance of the Company's coal was purchased on the spot market with sulfur content ranging from less than 1% to 4%.

     The Company's least cost plan for complying with the Clean Air Act of 1970 and its 1990 Amendments, which was included in the agreement approved by the PUCO in February 1993 in connection with the Company's 1992 long-term forecast and updated in 1995 proceedings, calls for compliance either through the use of low-sulfur coal or the use of high sulfur-coal in combination with emission allowances.

     The Company is a member of the Central Area Power Coordination Group ("CAPCO Group"), which was created in 1967 by the Company, Toledo Edison, Ohio Edison, Duquesne and Ohio Edison's wholly owned subsidiary, Penn Power. The CAPCO Group companies have a long-term contract with Quarto Mining Company ("Quarto") and Consolidation Coal Company for the supply of about 75%-85% of the annual coal needs of the Bruce Mansfield Generating Plant ("Mansfield Plant"). The contract is scheduled to run through at least the end of 1999, and the price of coal is adjustable to reflect changes in labor, materials, transportation and other costs. The CAPCO Group companies have guaranteed, severally and not jointly, the debt and lease obligations incurred by Quarto to develop, equip and operate two of the mines which supply the Mansfield Plant. At December 31, 1997, the total of Quarto's debt and lease obligations guaranteed by the Company was $14.3 million. The Company expects that Quarto revenues from sales of coal to the CAPCO Group companies will continue to be sufficient for Quarto to meets its debt and lease obligations.

     Nuclear. The acquisition and utilization of nuclear fuel involves six distinct steps: (i) supply of uranium oxide raw material, (ii) conversion to uranium hexafluoride, (iii) enrichment, (iv) fabrication into fuel assemblies,
(v) utilization as fuel in a nuclear reactor and (vi) storing or disposing of spent fuel. The Company has inventories of raw material sufficient to provide nuclear fuel through 1998 for the operation of its nuclear generating units and has contracts for fabrication services for all that fuel. The CAPCO Group companies have a contract with the United States Enrichment Corporation ("USEC") which will supply the needed enrichment services for their nuclear units' fuel supply. However, the amount of enrichment services under the contract varies by CAPCO Group company, with the Company's enrichment services reduced to 70% in 1998-1999, 50% in 2003-2005 and reduced to 0% in 2006 and beyond. However the additional required enrichment services are available. Substantial additional fuel will have to be obtained in the future over the remaining useful lives of the units. There is a plentiful supply of uranium oxide raw material to meet the industry's nuclear fuel needs.

     Oil. The Company has adequate supplies of fuel oil for its oil-fired electric generating units which are used primarily as reserve and peaking capacity.

NUCLEAR UNITS

     The Company's generating facilities include, among others, three nuclear units owned or leased by the CAPCO Group -- Perry Unit 1, Beaver Valley Unit 2 and Davis-Besse. These three units are in commercial operation. The Company has responsibility for operating Perry Unit 1, Duquesne has responsibility for operating Beaver Valley Unit 2 and Toledo Edison has responsibility for operating Davis-Besse. The Company owns 31.11% of Perry Unit 1, 24.47% of Beaver Valley Unit 2 and 51.38% of Davis-Besse. The Company also leases, jointly with Toledo Edison, an additional 18.26% of Beaver Valley Unit 2 as a result of a September 1987 sale and leaseback transaction (see Note 2 to the 1996 financial statements in the Financial Statements Section).

     Davis-Besse was placed in commercial operation in 1977, and its operating license expires in 2017. Perry Unit 1 and Beaver Valley Unit 2 were placed in commercial operation in 1987, and their operating licenses expire in 2026 and 2027, respectively.

     All three nuclear units have received generally favorable evaluations from the NRC in their most recent Systematic Assessment of Licensee Performance ("SALP") reviews. Each of the functional areas evaluated is rated according to three performance categories, with category 1 indicating performance substantially exceeding regulatory requirements and that reduced NRC attention may be appropriate; category 2 indicating performance above that needed to meet regulatory requirements and that NRC attention may be maintained at normal levels; and category 3 indicating performance does not significantly exceed that needed to meet minimal regulatory requirements and that NRC attention should be increased above normal levels.

     The most recent review periods and SALP review scores for Beaver Valley Unit 2, Perry Unit 1 and Davis-Besse are:

                                      BEAVER VALLEY UNIT 2    PERRY UNIT 1     DAVIS-BESSE
                                      --------------------   --------------  ---------------
SALP Review Period..................   6/4/95-9/28/96        1/8/95-9/14/96  1/22/95-1/18/97
Operations..........................          2                    2                2
Engineering.........................          2                    2                1
Maintenance.........................          1                    2                1
Plant Support.......................          2                    2                1

     In 1980, Congress passed the Low-Level Radioactive Waste Policy Act which provides that the disposal of low-level radioactive waste is the responsibility of the state where such waste is generated. The Act encourages states to form compacts among themselves to develop regional disposal facilities. Failure by a state or compact to begin implementation of a program could result in access denial to the two facilities currently accepting low-level radioactive waste. Ohio is part of the Midwest Compact and has responsibility for siting and constructing a disposal facility. In June 1995, the Ohio legislature authorized the siting, construction and operation of a disposal facility. In addition, the South Carolina legislature voted to allow out-of-region generators (such as the Company's nuclear units) to resume shipments of low-level radioactive waste to the Barnwell disposal facility. On June 26, 1997, the Midwest Compact Commission voted to halt further siting activities in Ohio due to the availability of disposal capacity at both the Barnwell facility and the Envirocare facility in Utah. The Company has also constructed interim storage facilities to house the waste at each nuclear site. See "5. Ohio Abandons Nuclear Waste Project" under "Part II. Other Information" of the Second Quarter 1997 Form 10-Q in the Financial Statements Section.

     Off-site disposal of spent nuclear fuel is unavailable, but the CAPCO Group companies have contracts with the U.S. Department of Energy ("DOE") which provide for the future acceptance of spent fuel for disposal by the federal government. On December 17, 1996, the DOE notified the Company that it would be unable to begin acceptance of spent fuel for disposal by January 31, 1998 as mandated by Section

302(a)(5)(B) of the Nuclear Waste Policy Act ("NWPA"). As a result, the Company along with 35 other nuclear utilities and 46 state agencies have asked for federal court approval to stop payments into the Nuclear Waste Fund and for an order requiring the DOE to take immediate action to comply with NWPA. On-site storage capacity at Davis-Besse, Perry Unit 1 and Beaver Valley Unit 2 should be sufficient through 2017, 2011 and 2013, respectively.

     See "Risk Factors -- Nuclear Operations" and Note 5(a) to the 1996 financial statements and "Outlook -- Nuclear Operations" in Management's Financial Analysis contained in the Financial Statements Section for a discussion of potential risks facing the Company as an owner and lessee of nuclear generating units.

FINANCING CAPABILITY


     At December 31, 1997, the Company had total long-term debt of approximately $3,190 million (70% of total capitalization), preferred stock subject to mandatory redemption provisions of approximately $183 million and current maturities of approximately $122 million. The Company also has future minimum lease payments of approximately $1,203 million related to generating facility leases.



     At December 31, 1997, the Company had approximately $3,187 million in aggregate principal amount of first mortgage bonds outstanding under its mortgage (including first mortgage bonds pledged to secure certain debt obligations), and was not able to issue any additional first mortgage bonds except in connection with refinancings. The Company expects its foreseeable future cash needs to be satisfied with internally generated cash and short-term borrowings and, therefore, that it will not need to issue first mortgage bonds except in connection with refinancings.



     The Company and Toledo Edison have the ability to borrow under a $125 million revolving credit facility and matures in May 1998. At December 31, 1997, there were no borrowings under this facility.


     There are no restrictions on the Company's ability to issue preferred or preference stock.

     The Company's current credit ratings are as follows:

                                                             STANDARD & POOR'S    MOODY'S
                                                             -----------------    -------
First mortgage bonds.......................................         BB+             Ba1
Unsecured notes............................................         BB-             Ba3
Preferred stock............................................         BB-              b1

     Standard & Poor's has assigned the Secured Notes a rating of "BB+" and Moody's has assigned the Secured Notes a rating of "Ba1." Any desired further explanation of the significance of these ratings should be obtained from Standard & Poor's or Moody's, respectively. The Company furnished Standard & Poor's and Moody's with certain information and materials with respect to the Secured Notes and the Company. Generally, rating agencies base their ratings on the information and materials so furnished to them and on their own investigations, studies and assumptions. There is no assurance that such ratings will continue for any given period of time or that they will not be lowered or withdrawn entirely if, in the judgment of the rating agencies, circumstances so warrant. Any such change in or withdrawal of such ratings could have an adverse effect on the market price of the Secured Notes. The Company has not applied for a rating with respect to the Secured Notes from any other credit rating agency.

CONSTRUCTION PROGRAM

     The Company carries on a continuous program of constructing transmission, distribution and general facilities and modifying existing generating facilities to meet anticipated demand for electric service and to comply with governmental regulations. The Company's 1997 long-term (20-year) forecast, as filed with the PUCO, projects long-term annual growth rates in peak demand and kilowatt-hour sales of 0.5% and 0.8%, respectively after demand-side management considerations. The Company's integrated resource plan for the 1990s (which is included in the long-term forecast) combines peak clipping demand-side management programs with maximum utilization of existing generating capacity to postpone the need for new generating units until the next decade. The Company's Lake Shore Plant ("Lake Shore") Unit 18, a 245,000-kilowatt unit which was placed on cold standby status in October 1993, is scheduled to resume active status in 2000.

     According to the current long-term integrated resource plan, the Company does not plan to put into service any new generating capacity until 2008.

     The following tables show, categorized by major components, the construction expenditures by the Company during 1995, 1996 and 1997 and the estimated cost of its construction programs for 1998 through 2002, in each case including allowance for funds used during construction and excluding nuclear fuel:

                                                       ACTUAL                    ESTIMATED
                                                 ------------------   --------------------------------
                                                 1995   1996   1997   1998   1999   2000   2001   2002
                                                 ----   ----   ----   ----   ----   ----   ----   ----
                                                                 (MILLIONS OF DOLLARS)
Transmission, Distribution and General
  Facilities...................................  $ 68   $ 79   $ 94   $ 69   $ 70   $57    $49    $41
Renovation and Modification of Generating Units
  Nuclear......................................    12     17     17     14     15     8      8     10
  Nonnuclear...................................    63     19     24     25     16    13     15     16
Clean Air Act Amendments Compliance............    12     (4)     0      0      7     2      0      2
                                                 ----   ----   ----   ----   ----   ---    ---    ---
          Total................................  $155   $111   $135   $105   $108   $80    $72    $69
                                                 ====   ====   ====   ====   ====   ===    ===    ===

     Each company in the CAPCO Group is responsible for financing the portion of the capital costs of nuclear fuel equivalent to its ownership and leased interest in the unit in which the fuel will be utilized. See "The
Company -- Fuel Supply -- Nuclear" for information regarding nuclear fuel supplies and Note 6 in the Financial Statements regarding leasing arrangements to finance nuclear fuel capital costs. Nuclear fuel capital costs incurred by the Company during 1995, 1996 and 1997 and its estimated nuclear fuel capital costs for 1998 through 2002 are as follows:

                                                       ACTUAL                    ESTIMATED
                                                 ------------------   --------------------------------
                                                 1995   1996   1997   1998   1999   2000   2001   2002
                                                 ----   ----   ----   ----   ----   ----   ----   ----
                                                                 (MILLIONS OF DOLLARS)
Nuclear Fuel Capital Costs.....................  $ 19   $ 37   $ 16   $ 32   $ 38   $26    $38    $38

PROPERTIES

     For a description of the Company's properties, see "1997 First Mortgage Bonds and First Mortgage -- Title to Property."

                PENDING MERGER OF THE COMPANY AND TOLEDO EDISON

     In March 1994, Centerior Energy announced a plan to merge Toledo Edison into the Company. In June 1995, the preferred share owners of the Company and Toledo Edison approved actions necessary for the two companies to merge. FirstEnergy has not yet made a decision on this matter. In the meantime, at the request of the NRC, pending FirstEnergy's decision, both the Company and Toledo Edison have withdrawn their request for authorization to transfer certain NRC licenses to the merged entity. All other regulatory approvals have been obtained.

EFFECT OF PENDING MERGER ON FIRST MORTGAGE AND TE FIRST MORTGAGE

     Substantially all of the fixed properties and the franchises of the Company ("CEI Mortgaged Property") are subject to the lien of the First Mortgage (as hereinafter defined), and substantially all of the fixed properties and the franchises of Toledo Edison ("TE Mortgaged Property") are subject to the lien of the Forty-Sixth Supplemental Indenture and Deed of Trust of Toledo Edison ("TE First Mortgage"). If the merger of Toledo Edison into the Company is consummated, the Company will acquire all of the assets of Toledo Edison, including the TE Mortgaged Property, and the TE Mortgaged Property will become subject to the lien of the First Mortgage, which lien will be junior to the lien of the TE First Mortgage.

     If the merger is consummated, the only assets of the Company which will be subject to the lien of the TE First Mortgage will be the TE Mortgaged Property at the time of the merger and properties thereafter acquired by the Company which are betterments, extensions, improvements, additions, repairs, renewals, replacements, substitutions and alterations to, upon, for and of the TE Mortgaged Property and all property held or acquired for use or used upon or in connection with or appertaining to the TE Mortgaged Property. The lien of the First Mortgage would, after the merger, continue to be a first lien on the CEI Mortgaged Property. After the merger, the existing junior liens of the subordinate mortgages of the Company and Toledo Edison would be junior to the liens of the First Mortgage and the TE First Mortgage.

     The Company expects that, after the merger, it would enter into a new indenture ("New Indenture") which will prohibit the issuance of any bonds under the TE First Mortgage or the First Mortgage, except to the trustee under the New Indenture in the same principal amounts as, and as the basis for the issuance of, bonds issued by the Company under the New Indenture. The New Indenture trustee would hold such TE First Mortgage Bonds and First Mortgage Bonds for the benefit of the holders of the New Indenture Bonds, which are thus expected to be rated the same as the TE First Mortgage Bonds and the First Mortgage Bonds.

     A substantial portion of the properties owned by the Company after the merger, including some or all of the CEI Mortgaged Property and TE Mortgaged Property, would be subject to the lien of the New Indenture, and such lien will be junior to the liens of the First Mortgage and the TE First Mortgage, but senior to the existing liens of the subordinate mortgages of the Company and Toledo Edison.

     At such time as the New Indenture trustee holds all of the outstanding First Mortgage Bonds or TE First Mortgage Bonds, such bonds will be canceled, the indenture under which such bonds were issued will be discharged and the lien of the New Indenture will become a first mortgage lien on the properties which were subject to the first mortgage lien of the discharged indenture.

COMBINED PRO FORMA CONDENSED FINANCIAL STATEMENTS FOR THE COMPANY AND TOLEDO EDISON


     The Unaudited Cleveland Electric and Toledo Edison Combined Pro Forma Condensed Balance Sheets as of December 31, 1997 and the Unaudited Combined Pro Forma Condensed Income Statements for the Year Ended December 31, 1997 and for the Year Ended December 31, 1996, give effect to:


          (i) the impact on the Company and Toledo Edison of the merger of Centerior Energy and Ohio Edison. These adjustments were prepared using the purchase method of accounting based on the assumptions specified in Note 1 of the Notes to Combined Pro Forma Condensed Balance Sheets and Income Statements. These purchase accounting adjustments are estimates and therefore subject to change within one year of consummation of the merger of Centerior Energy and Ohio Edison; and

          (ii) the agreement between the Company and Toledo Edison to merge Toledo Edison into the Company. These adjustments are based on accounting for the merger of the Company and Toledo Edison on a method similar to a pooling of interests.

     The Combined Pro Forma Condensed Income Statements of Cleveland Electric and Toledo Edison for the Years ended December 31, 1995 and 1994 give effect only to the agreements between the Company and Toledo Edison to merge Toledo Edison into the Company. These adjustments are based on accounting for the merger of the Company and Toledo Edison on a method similar to a pooling of interests.

     The following pro forma data is not necessarily indicative of the results of operations or the financial condition which would have been reported had the merger been in effect during the periods or which would have been reported in the future.

                  COMBINED PRO FORMA CONDENSED BALANCE SHEETS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)


                                                                                 AT DECEMBER 31, 1997
                                                                -------------------------------------------------------
                                                                                                              PRO FORMA
                                                                                                              COMBINED
                                                                                                              CLEVELAND
                                                                CLEVELAND       TOLEDO          PRO           ELECTRIC
                                                                 ELECTRIC       EDISON         FORMA          & TOLEDO
                                                                HISTORICAL    HISTORICAL    ADJUSTMENTS        EDISON
                                                                ----------    ----------    -----------       ---------
ASSETS
Net Property, Plant and Equipment...........................      $3,858        $1,572                         $5,430
Current Assets..............................................      $  301        $  168         $ (57)(2a)      $  412
Regulatory and other assets.................................      $  729        $  504                         $1,233
Goodwill....................................................      $1,552        $  514                         $2,066
                                                                  ------        ------         -----           ------
Total Assets................................................      $6,440        $2,758         $ (57)          $9,141
                                                                  ======        ======         =====           ======
CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity.......................................      $  951        $  532                         $1,483
  Preferred Stock
    With Mandatory Redemption Provisions....................      $  183        $    2                         $  185
    Without Mandatory Redemption Provisions.................      $  238        $  210                         $  448
  Long-term debt............................................      $3,190        $1,210                         $4,400
                                                                  ------        ------                         ------
Total Capitalization........................................      $4,562        $1,954                         $6,516
Current Liabilities.........................................      $  640        $  235         $ (57)(2a)      $  818
Deferred Credits and Other Liabilities......................      $1,238        $  569                         $1,807
                                                                  ------        ------         -----           ------
Total Capitalization and Liabilities........................      $6,440        $2,758         $ (57)          $9,141
                                                                  ======        ======         =====           ======


         The accompanying notes are an integral part of the statement.

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                                                         YEAR ENDED DECEMBER 31, 1997
                                                                                 ---------------------------------------------
                                                CLEVELAND ELECTRIC                               TOLEDO EDISON
                                  ---------------------------------------------- ---------------------------------------------
                                  HISTORIC HISTORIC                              HISTORIC HISTORIC
                                  JAN. 1 - NOV. 8 -                              JAN. 1 - NOV. 8 -
                                  NOV. 7,  DEC. 31,  PRO FORMA           1997    NOV. 7,  DEC. 31,  PRO FORMA        1997 PRO
                                    1997     1997   ADJUSTMENTS        PRO FORMA   1997     1997   ADJUSTMENTS         FORMA
                                  -------- -------- -----------        --------- -------- -------- -----------       --------
Operating Revenues..............   $1,529    $254                       $1,783    $ 773     $122                       $895
Operating Expenses..............   $1,222    $204      $  (8)(1f,1g)    $1,418    $ 649     $104      $(11)(1f,1g)     $742
                                   ------    ----      -----            ------    -----     ----      ----             ----

  Operating Income..............   $  307    $ 50      $   8            $  365    $ 124     $ 18      $ 11             $153
  Nonoperating Income (Loss)....   $   (2)   $  4      $  13(1j)        $   15    $   2     $  2      $  6(1j)         $ 10
                                   ------    ----      -----            ------    -----     ----      ----             ----

  Income Before Interest
    Charges.....................   $  305    $ 54      $  21            $  380    $ 126     $ 20      $ 17             $163
Interest Charges................   $  210    $ 35      $ (13)(1d,1k)    $  232    $  84     $ 13      $ (6)(1d)        $ 91
Extraordinary Loss..............   $ (324)     --      $ 324            $    0    $(192)              $192             $  0
                                   ------    ----      -----            ------    -----     ----      ----             ----

  Net Income....................   $ (229)   $ 19      $ 357            $  148    $(150)    $  7      $215             $ 72
Preferred Dividend
  Requirements..................   $   45      --                       $   45    $  19                                $ 19
                                   ------    ----      -----            ------    -----     ----      ----             ----
Earnings On Common Stock........   $ (274)   $ 19      $ 357            $  103    $(169)    $  7      $215             $ 53
                                   ======    ====      =====            ======    =====     ====      ====             ====


                                                       PRO FORMA
                                                        COMBINED
                                   PRO FORMA       CLEVELAND ELECTRIC
                                  ADJUSTMENTS       & TOLEDO EDISON
                                  -----------      ------------------
Operating Revenues..............     $(151)(2b)          $2,527
Operating Expenses..............     $(151)(2b,2c)       $2,009
                                     -----               ------
  Operating Income..............     $   0               $  518
  Nonoperating Income (Loss)....     $  (6)(2d)          $   19
                                     -----               ------
  Income Before Interest
    Charges.....................     $  (6)              $  537
Interest Charges................     $  (6)(2d)          $  317
Extraordinary Loss..............                         $    0
                                     -----               ------
  Net Income....................     $   0               $  220
Preferred Dividend
  Requirements..................                         $   64
                                     -----               ------
Earnings On Common Stock........     $   0               $  156
                                     =====               ======





                                                                               YEAR ENDED DECEMBER 31, 1996
                                                                          --------------------------------------
                                           CLEVELAND ELECTRIC                         TOLEDO EDISON
                                 --------------------------------------   --------------------------------------
                                               PRO FORMA                                PRO FORMA                   PRO FORMA
                                 HISTORICAL   ADJUSTMENTS     PRO FORMA   HISTORICAL   ADJUSTMENTS     PRO FORMA   ADJUSTMENTS
                                 ----------   -----------     ---------   ----------   -----------     ---------   -----------
Operating Revenues...........      $1,790                      $1,790        $897                        $897         $(133)(2b)
Operating Expenses...........      $1,431        $ (7)(1f,1g)  $1,424        $740         $(12)(1f,1g)   $728         $(134)(2b,2c)
                                   ------        ----          ------        ----         ----           ----         -----

  Operating Income...........      $  359        $  7          $  366        $157         $ 12           $169         $   1
Nonoperating Income (Loss)...      $   (2)       $  4(1j)      $    2        $ (5)        $  2(1j)       $ (3)        $  (2)(2d)
                                   ------        ----          ------        ----         ----           ----         -----

  Income Before Interest
    Charges..................      $  357        $ 11          $  368        $152         $ 14           $166         $  (1)
Interest Charges.............      $  240        $(13)(1d)     $  227        $ 95         $ (6)(1d)      $ 89         $  (1)(2d)
                                   ------        ----          ------        ----         ----           ----         -----

  Net Income.................      $  117        $ 24          $  141        $ 57         $ 20           $ 77         $   0
Preferred Dividend
  Requirements...............      $   39                      $   39        $ 17                        $ 17
                                   ------        ----          ------        ----         ----           ----         -----
Earnings On Common Stock.....      $   78        $ 24          $  102        $ 40         $ 20           $ 60         $   0
                                   ======        ====          ======        ====         ====           ====         =====


                                   PRO FORMA
                                    COMBINED
                               CLEVELAND ELECTRIC
                                & TOLEDO EDISON
                               ------------------
Operating Revenues...........        $2,554
Operating Expenses...........        $2,018
                                     ------
  Operating Income...........        $  536
Nonoperating Income (Loss)...        $   (3)
                                     ------
  Income Before Interest
    Charges..................        $  533
Interest Charges.............        $  315
                                     ------
  Net Income.................        $  218
Preferred Dividend
  Requirements...............        $   56
                                     ------
Earnings On Common Stock.....        $  162
                                     ======


         The accompanying notes are an integral part of the statement.

                 COMBINED PRO FORMA CONDENSED INCOME STATEMENTS
                    OF CLEVELAND ELECTRIC AND TOLEDO EDISON
                                  (UNAUDITED)
                             (MILLIONS OF DOLLARS)

                                                          YEAR ENDED DECEMBER 31, 1995
                                              -----------------------------------------------------
                                                  HISTORICAL
                                              -------------------
                                              CLEVELAND    TOLEDO                         PRO FORMA
                                              ELECTRIC     EDISON    ADJUSTMENTS           TOTALS
                                              ---------    ------    -----------          ---------
Operating Revenues..........................   $1,769       $874        $(127)(2b)         $2,516
Operating Expenses..........................    1,371        686         (129)(2b,2c)       1,928
                                               ------       ----        -----              ------
  Operating Income..........................      398        188            2                 588
Nonoperating Income (Loss)..................       31         19           (2)(2c)             48
                                               ------       ----        -----              ------
  Income Before Interest Charges............      429        207           --                 636
Interest Charges............................      245        110                              355
                                               ------       ----        -----              ------
  Net Income................................      184         97           --                 281
Preferred Dividend Requirements.............       43         18                               61
                                               ------       ----        -----              ------
Earnings On Common Stock....................   $  141       $ 79        $  --              $  220
                                               ======       ====        =====              ======


                                                          YEAR ENDED DECEMBER 31, 1994
                                              -----------------------------------------------------
                                                  HISTORICAL
                                              -------------------
                                              CLEVELAND    TOLEDO                         PRO FORMA
                                              ELECTRIC     EDISON    ADJUSTMENTS           TOTALS
                                              ---------    ------    -----------          ---------
Operating Revenues..........................   $1,698       $865        $(141)(2b)         $2,422
Operating Expenses..........................    1,302        685         (143)(2b,2c)       1,844
                                               ------       ----        -----              ------
  Operating Income..........................      396        180            2                 578
Nonoperating Income (Loss)..................       31         17           (2)(2c)             46
                                               ------       ----        -----              ------
  Income Before Interest Charges............      427        197           --                 624
Interest Charges............................      242        115           (1)(2d)            356
                                               ------       ----        -----              ------
  Net Income................................      185         82            1                 268
Preferred Dividend Requirements.............       45         20            1                  66
                                               ------       ----        -----              ------
Earnings Available for Common Stock.........   $  140       $ 62        $  --              $  202
                                               ======       ====        =====              ======


         The accompanying notes are an integral part of the statement.

   NOTES TO COMBINED PRO FORMA CONDENSED BALANCE SHEETS AND INCOME STATEMENTS
                                  (UNAUDITED)

Note 1 -- Pro Forma Adjustments (FirstEnergy Merger)

       (a) As required by Accounting Principles Board Opinion No. 16, pro forma adjustments have been recognized by FirstEnergy to adjust Cleveland Electric (CEI) and Toledo Edison (Toledo) utility plant to fair value. The major adjustment relates to the nuclear generating units. Such adjustment has been based upon the results of an independent appraisal and on the estimated discounted future cash flows expected to be generated by their nuclear generating units. The estimated cash flows are based upon management's current view of the likely cost recovery associated with the nuclear units. As a result of discontinuing Statement of Financial Accounting Standards No. 71 for CEI and Toledo nuclear assets and operations, a pro forma adjustment has been made to reflect the write-off of unrecoverable regulatory assets prior to consummation of the merger.

       (b) A pro forma adjustment has been made to recognize goodwill in connection with the FirstEnergy Merger. The goodwill represents the excess of the purchase price over CEI's and Toledo's net assets after taking into account the pro forma adjustments. The carrying cost for all other assets and liabilities (except as described in (d), (e), (h), (r) and (g) below) is assumed to be equal to fair market value. If it is determined, within one year, that the ultimate fair market value of CEI's and Toledo's net assets is more or less than their estimated carrying value at the time of consummation, goodwill would be adjusted accordingly. The purchase price was based on the imputed value to holders of Centerior Energy Common Stock using a market value of Ohio Edison Common Stock of $20.125 per share.

       (c) Pro forma equity adjustments recognize the elimination of CEI's and Toledo's accumulated deficit as of the consummation of the FirstEnergy Merger and the purchase price computed as described in
           (b) above.

       (d) A pro forma adjustment has been made to recognize CEI's and Toledo's preferred stock of consolidated subsidiaries subject to mandatory redemption and long-term debt at estimated fair market value.

       (e) A pro forma adjustment has been made to recognize CEI's and Toledo's net unamortized transition obligation related to certain retirement benefits.

       (f) Pro forma adjustments have been made to recognize amortization of goodwill in connection with the FirstEnergy Merger over a 40-year period, offset by reductions in depreciation expense resulting from the assumed revaluation of CEI's and Toledo's assets described in (a) above.

       (g) Pro forma adjustments have been made for the estimated tax effects of the adjustments discussed in (a), (b), (e), (f), (h) and (i).

       (h) Pro forma adjustments for Beaver Valley Unit 2 deferred rent liability to reflect remaining payments on a straight-line basis.

       (i) Pro forma adjustments for estimated severance and other compensation costs payable.

       (j) Pro forma adjustments for the FirstEnergy Merger related costs.


       (k) Rounding adjustment.


Note 2 -- Pro Forma Adjustments (CEI and Toledo merger)

       (a) Elimination of intercompany accounts and notes receivable and accounts and notes payable.

       (b) Elimination of intercompany operating revenues and operating expenses.

       (c) Elimination of intercompany working capital transactions.

       (d) Elimination of intercompany interest income and interest expense.

                               THE EXCHANGE OFFER

BACKGROUND

     The Old Notes were issued and sold by the Company to the Placement Agents on October 24, 1997 (the "Old Note Issue Date"). Thereafter, the Old Notes were resold by the Placement Agents to certain purchasers in reliance on one or more exemptions from the registration requirements of the Securities Act. Pursuant to the Registration Agreement entered into by the Company and the Placement Agents ("Registration Agreement") as a condition to the obligations of the Placement Agents under the Placement Agreement between the Company and the Placement Agents, the Company agreed that, unless the Exchange Offer is prohibited by applicable law, it would (i) use its reasonable best efforts to cause the Registration Statement to become effective no later than 150 days after the Old
Note Issue Date and (ii) upon effectiveness of Registration Statement, commence the Exchange Offer, maintain the effectiveness of the Registration Statement for at least 30 days (or a longer period if required by law) and deliver to the Exchange Agent New Notes in the same aggregate principal amount as the Old Notes that were tendered by the holders thereof pursuant to the Exchange Offer. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

     Subject to the terms and conditions described herein, all Old Notes validly tendered and not withdrawn prior to the Expiration Date will be accepted for exchange for New Notes.

     The New Notes have terms identical to the terms of the Old Notes except that the New Notes have been registered under the Securities Act and, following the completion of the Exchange Offer and during the effectiveness of any required Shelf Registration Statement, the holders of the Old Notes will not be entitled to the contingent increase in the interest rate described below. The New Notes will evidence the same debt as the Old Notes for which they are exchanged and will be issued under, and be entitled to the benefits of, the Note Indenture, which also authorized the issuance of the Old Notes.

     If (a) the Company determines that the Exchange Offer is not available or may not be consummated as soon as practicable after the last date the Exchange Offer is open because it would violate applicable law or the applicable interpretations of the staff of the SEC; (b) the Exchange Offer is not consummated by April 23, 1998; (c) the Placement Agents so request with respect to the Old Notes not eligible to be exchanged for New Notes in the Exchange Offer and held by them following consummation of the Exchange Offer; or (d) any holder (other than an exchanging dealer) is not eligible to participate in the Exchange Offer, or any holder (other than an exchanging dealer) that participates in the Exchange Offer does not receive freely tradeable New Notes on the date of the exchange for validly tendered (and not withdrawn) Old Notes, the Company will use all reasonable efforts to file a Shelf Registration Statement, cause it to be declared effective and keep it effective for a period of 120 days or such shorter period as may be necessary to allow for the resale of all Old Notes. If the Exchange Offer is not consummated or a Shelf Registration Statement with respect to resales of the Old Notes is not declared effective by March 23, 1998, the interest rate borne by the Old Notes of each series will be increased by .50% per annum until such time as such requirements have been satisfied ("Additional Interest").

     The Exchange Offer will be deemed to have been consummated upon the Company having exchanged New Notes for all outstanding Old Notes that have been tendered and not withdrawn prior to the close of business on the Expiration Date (other than Old Notes held by persons not eligible to participate in the Exchange Offer) pursuant to the Exchange Offer. Upon consummation of the Exchange Offer, holders of Old Notes seeking liquidity in their investment (except, under certain circumstances, Participating Broker Dealers (as defined in the Registration Agreement) and the Placement Agents) would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, and such holders will retain no rights under the Registration Agreement except under certain limited circumstances. See "Risk Factors -- Consequences of Failure to Exchange."

     Upon the terms and subject to the conditions described in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of each series of New Notes in exchange for each $1,000 principal amount of each corresponding series of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples thereof.

     Based on no-action letters issued by the staff of the SEC to third parties, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. See Morgan Stanley & Co. Incorporated, SEC No-Action Letter (available June 5, 1991) and Exxon Capital Holdings Corporation, SEC No-Action Letter (available May 13, 1988). Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Agreement, that such conditions have been met.

     Each broker-dealer that receives New Notes in exchange for Old Notes held for its own account, as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealer in connection with resales of New Notes if such New Notes were acquired by such broker-dealer as a result of market-making or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus and any amendment or supplement to this Prospectus available to any such broker-dealer for use in connection with any such resale. See "Plan of Distribution." No underwriter is being used in connection with the Exchange Offer.

     As of the date of this Prospectus, $450 million aggregate principal amount of Old Notes is outstanding. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes initially purchased by QIBs or in offshore transactions in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes are also issuable and transferable in book-entry form through DTC. See "Description of the New Notes -- Book-Entry Delivery and Form."

     The Company will be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "--Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of the Old Notes do not have any appraisal or dissenters' rights under the Note Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the Registration Agreement and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all reasonable charges and expenses, other than certain applicable taxes and counsel fees, incurred in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATES; DELAYS; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" means the Expiration Date set forth on the cover of this Prospectus, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" means the latest date to which the Exchange Offer is extended.

     The Company will notify the Exchange Agent of any extension of the Expiration Date by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     In the case of an extension, such announcement shall include disclosure of the approximate number of Old Notes deposited to date and shall be made prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right, in its sole discretion, (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE SECURED NOTES

     The New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date for such interest, which will be the April 15 or October 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note (i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Company intends to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2009, interest at 7.43% with a maturity date of November 1, 2009 and for the Secured Notes due 2017, interest at 7.88% with a maturity date of November 1, 2017.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must properly complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedures for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "-- Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions described herein and set forth in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. DELIVERY OF ALL DOCUMENTS MUST BE MADE TO THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH HEREIN. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR SUCH HOLDERS.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered in the Security Register (as defined herein) or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial holder wishes to tender on its own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder which authorizes such owner to tender the Old Notes on behalf of the registered holder, in each case signed by the registered holder as the name of such registered holder appears on the Old Notes. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office of correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender Old Notes.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     While the Company has no present plan to acquire any Old Notes which have not been tendered in the Exchange Offer or to file a registration statement to permit resales of Old Notes which are not tendered pursuant to the Exchange Offer (except as may be required under the Registration Agreement), subject to the terms of the Note Indenture, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, (b) as set forth under "Termination," terminate the Exchange Offer with respect to such Old Notes or
(c) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

     By tendering, each holder of Old Notes will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any other person has an arrangement or understanding with any person to participate in a distribution of the New Notes and that neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if an affiliate, such holder or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not lost but are not immediately available or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a telegram, telex, facsimile transmission or letter notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) include a statement that the Depositor is withdrawing its election to have Old Notes exchanged, and identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     The Exchange Offer is not subject to any condition, other than (i) that the Exchange Offer does not violate applicable law or any applicable interpretation of the staff of the SEC, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or statute, rule or regulation that would render the Exchange Offer illegal and
(iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that would render the Exchange Offer illegal. There can be no assurance that any such condition will not occur.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Chase Manhattan Bank, the Note Trustee under the Note Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Registered or Certified             By Facsimile:           By Hand or Overnight Courier:
              Mail:
   The Chase Manhattan Bank      (Eligible Institutions Only)      The Chase Manhattan Bank
        55 Water Street             (212) 638-7375 or (212)             55 Water Street
   Room 234, North Building                344-9367                Room 234, North Building
   New York, New York 10041                                        New York, New York 10041
   Attention: Carlos Esteves         Confirm by Telephone:         Attention: Carlos Esteves
                                        (212) 638-0828

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or telephone or other means.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     Reasonable expenses incurred in connection with the Exchange Offer, including expenses of the Exchange Agent and Note Trustee and accounting and legal fees, other than certain applicable taxes and counsel fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The Old Notes were, and the New Notes will be, issued pursuant to an Indenture dated as of October 24, 1997 and a First Supplemental Indenture thereto dated as of October 24, 1997 (as supplemented, "Note Indenture") between the Company and The Chase Manhattan Bank, as trustee ("Note Trustee"). The terms of the Secured Notes include those stated in the Note Indenture and those made part of the Note Indenture by reference to the Trust Indenture Act of 1939, as amended ("Trust Indenture Act"). Holders of Secured Notes are referred to the
Note Indenture and the Trust Indenture Act for a statement of all such terms. The following summary of the material provisions of the Note Indenture does not purport to be complete and is qualified in its entirety by reference to the Note Indenture, including the definitions therein of certain terms used below. Copies of the Note Indenture are available as set forth below under "Additional Information."

     The Secured Notes are secured equally and ratably as to payment of principal and interest by $450 million aggregate principal amount of the 1997 First Mortgage Bonds.

     The Secured Notes are denominated in United States currency in minimum denominations of $1,000 and any integral multiple thereof.

PRINCIPAL, MATURITY AND INTEREST

     The Secured Notes are limited to an aggregate amount of $450 million consisting of $150 million aggregate principal amount of Secured Notes due 2009 and $300 million aggregate principal amount of Secured Notes due 2017. New Notes of each series will bear interest at the same rate and on the same terms as the Old Notes of the corresponding series. Under the Note Indenture, interest on each Old Note ceases to accrue upon the exchange of such Old Note for a New Note. Interest will accrue on each New Note from the date on which it is authenticated and will be payable to the person in whose name such New Note is registered at the close of business on the Regular Record Date for such interest, which will be the April 15 or October 15 (whether or not a business day), as the case may be, next preceding the payment date for such interest. If, however, the New Note is authenticated and delivered in exchange for an Old Note
(i) between a record date for the payment of interest on that Old Note and the related interest payment date, the interest that accrues on the New Note from the date of authentication thereof to that interest payment date shall be payable to the person in whose name such New Note was issued on its issuance date or (ii) between an interest payment date for the payment of interest on that Old Note and the record date for the next succeeding interest payment date, the interest that accrues on the Old Note from the earlier interest payment date to the date on which the Old Note is exchanged for the New Note will be paid to the person in whose name the New Note is registered on the record date for that next succeeding interest payment date. The Company intends to cause the New Notes to be authenticated on the date on which the New Notes are exchanged for the Old Notes. Therefore, the exchange will not result in the loss of interest income to holders of Old Notes exchanged for New Notes. Interest on the Secured Notes is payable semiannually in cash in arrears on May 1 and November 1 of each year, commencing May 1, 1998, and the Secured Notes will bear interest and mature as follows: for the Secured Notes due 2009, interest at 7.43% with a maturity date of November 1, 2009 and for the Secured Notes due 2017, interest at 7.88% with a maturity date of November 1, 2017. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, interest and Additional Interest, if any, on the Secured Notes is payable at the office or agency of the Company maintained for such purpose within the City of New York, State of New York or, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Secured Notes ("Security Register"); provided that all payments of principal, interest and Additional Interest, if any, with respect to Secured Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency in the City of New York will be the office of the Note Trustee maintained for such purpose.

SECURITY FOR THE SECURED NOTES

     The Old Notes are, and the New Notes (together with any Old Notes that remain outstanding after the Exchange Offer is terminated) will be, secured equally and ratably as to payment of principal and interest by the 1997 First Mortgage Bonds, which were issued, pledged and delivered by the Company to the Note Trustee in connection with the Offering. The 1997 First Mortgage Bonds consist of two series of the Company's first mortgage bonds which are secured by a lien on certain property owned by the Company. See "1997 First Mortgage Bonds and First Mortgage."

REDEMPTION

     The Old Notes due 2009 and the Old Notes due 2017 are, and the New Notes due 2009 and the New Notes due 2017 will be, redeemable in whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus twenty-five
(25) basis points in the case of the Secured Notes due 2009 or twenty-five (25) basis points in the case of the Secured Notes due 2017, plus, in each case, accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the applicable series of Secured Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such series of Secured Notes. "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or, if such firm is unwilling or unable to select the Comparable Treasury Issue, another independent banking institution of national standing selected by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or
(B) if fewer than four such Reference Treasury Dealer Quotations are obtained, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated, Chase Securities Inc., First Chicago Capital Markets, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors: provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     Holders of Secured Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

     The New Notes will not be subject to any sinking fund.

EVENTS OF DEFAULT AND REMEDIES

     The Note Indenture describes "Events of Default" relating to the Secured Notes of any series, which include: (i) default for 30 days in the payment when due of interest on the Secured Notes of that series; (ii) default in payment when due of the principal of the Secured Notes of that series; (iii) default for 60 days, after notice to the Company by the Note Trustee or to the Company and the Note Trustee by the holders of a majority in principal amount of the outstanding Secured Notes of that series, by the Company in the performance, or breach, of any covenant or warranty in the Note Indenture, (iv) default relating to any of the 1997 First Mortgage Bonds or (v) certain events of bankruptcy or insolvency, whether voluntary or involuntary, with respect to the Company.

     If any Event of Default occurs and is continuing, the Note Trustee or the holders of a majority in principal amount of the then outstanding Secured Notes of any series may declare all the Secured Notes of such series to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Secured Notes will become due and payable without further action or notice. Holders of the Secured Notes may not enforce the Note Indenture or the Secured Notes except as provided in the Note Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Secured Notes of any series may direct the Note Trustee in its exercise of any trust or power with respect to that series. The Note Trustee may withhold from holders of the Secured Notes notice of any continuing Event of Default (except an Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in principal amount of the Secured Notes then outstanding of any series by notice to the Note Trustee may, on behalf of the holders of all of the Secured Notes of such series, waive any past Event of Default and its consequences under the Note Indenture except (i) a continuing Event of Default in the payment of interest on or the principal of the Secured Notes or (ii) an Event of Default in respect of a covenant under the Note Indenture which cannot be amended or modified without the consent of the holders of each outstanding series Secured Notes.

     The Company is required to deliver to the Note Trustee annually an officer's certificate stating whether or not the Company is in default in the performance and observance of the terms of the Note Indenture, and, if the Company shall be in default, a statement specifying the nature of such default.

DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its respective obligations discharged with respect to the outstanding Secured Notes ("Defeasance") except for (i) the rights of holders of outstanding Secured Notes to receive, solely from the trust fund described below, payments in respect of the principal of and interest on such Secured Notes when such payments are due,
(ii) the Company's obligations with respect to the Secured Notes concerning issuing temporary Secured Notes, registration of Secured Notes, mutilated, destroyed, lost or stolen Secured Notes and the maintenance of an office or agency for payment of money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Note Trustee, and the Company's obligations in connection therewith and (iv) the Defeasance provisions of the Note Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Note Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute an Event of Default with respect to the Secured Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Secured Notes.

     In order to exercise either Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Note Trustee, in trust, for the benefit of the holders of the Secured Notes, cash in United States dollars, U.S. Government Obligations (as hereinafter defined) or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest on the outstanding Secured Notes on the stated maturity; (ii) in the case of Defeasance, the Company shall have delivered to the Note Trustee an opinion of counsel reasonably acceptable to the Note Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Note Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Secured Notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, Defeasance and discharge and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, Defeasance and discharge had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Note Trustee an opinion of counsel reasonably acceptable to the Note Trustee confirming that the holders of the outstanding Secured Notes will not recognize gain or loss for federal income tax purposes as a result of the deposit and Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and Covenant Defeasance had not occurred; (iv) the Company must deliver to the Note Trustee an officer's certificate to the effect that such Secured Notes, if then listed on any securities exchange, will not be delisted as a result of such deposit; (v) no Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit which will be cured upon such Defeasance or Covenant Defeasance) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 90th day after the date of such deposit; (vi) such Defeasance or Covenant Defeasance shall not cause the Note Trustee to have a conflicting interest within the meaning of the Trust Indenture Act; (vii) such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company is a party or by which the Company is bound; (viii) such Defeasance or Covenant Defeasance shall not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended unless such trust is registered thereunder; and (ix) the Company must deliver to the Note Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Defeasance or the Covenant Defeasance have been complied with.

     As used herein, "U.S. Government Obligation" means (x) any security which is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or
(ii) an obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case (i) or (ii), is not callable or redeemable at the option of the issuer thereof, (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation which is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation which is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt and (z) any certificates or other evidences of ownership interest in obligations of the character described in either case (i) or (ii) or in specified portions thereof, including without limitation, portions consisting solely of the interest thereon provided that such obligations are held in a bank or trust company acceptable to the Note Trustee in a special account separate from the assets of such custodian.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Secured Notes in accordance with the Note Indenture. The Registrar (as defined in the Note Indenture) and the Note Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Note Indenture. See "-- Book Entry, Delivery and Form."

     The registered holder of a Secured Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as described in the next two succeeding paragraphs, the Note Indenture or the Secured Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Secured Notes then outstanding of the series affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes), and any existing default or compliance with any provision of the Note Indenture or the Secured Notes may be waived with the consent of the holders of a majority in principal amount of the Secured Notes then outstanding of the series affected (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Secured Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Secured Notes held by a non-consenting holder): (i) reduce the principal amount of Secured Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Secured Note, (iii) reduce the rate of or change the time or place for payment of interest on any Secured Note, (iv) waive an Event of Default in the payment of principal of, interest on or Additional Interest, if any, on the Secured Notes, (v) make any change in the provisions of the Note Indenture relating to waivers of past defaults or the rights of holders of Secured Notes to receive payments of principal of or interest on the Secured Notes or (vi) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Secured Notes, the Company and the Note Trustee may amend or supplement the Note Indenture or the Secured Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Secured Notes in addition to or in place of certificated Secured Notes, to provide for the assumption of the Company's obligations to holders of Secured Notes in the case of a merger or consolidation of the Company, to make any change that would provide any additional rights or benefits to the holders of Secured Notes or that does not adversely affect the legal rights under the Note Indenture of any such holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the
Note Indenture under the Trust Indenture Act or to provide for the acceptance of appointment under the Note Indenture of a successor Note Trustee.

CONCERNING THE NOTE TRUSTEE

     The Chase Manhattan Bank is the Note Trustee. The Note Trustee may resign by giving written notice of its resignation as provided in the Note Indenture. The resignation will take effect only upon the appointment of a successor trustee. The holders of a majority of the then outstanding principal amount of the Secured Notes may remove the Note Trustee at any time. The Company may appoint a successor trustee under the Note Indenture, subject to the right of the holders to replace the successor trustee appointed by the Company. Any successor trustee must be eligible pursuant to the Trust Indenture Act and have a combined capital and surplus of at least $50,000,000.

     The Note Indenture contains certain limitations on the rights of the Note Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Note Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict within 90 days, and apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Secured Notes have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Note Trustee, subject to certain exceptions. The Note Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Note Trustee is required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Note Trustee is under no obligation to exercise any of its rights or powers under the Note Indenture at the request of any holder of Secured Notes, unless such holder shall have offered to the Note Trustee security and indemnity satisfactory to it against any loss, liability or expense.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS OR EMPLOYEES

     The Note Indenture provides that no recourse for the payment of the principal of or interest on any of the Secured Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Note Indenture, or in any of the Secured Notes or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director or employee of the Company or of any successor thereof. Each holder, by accepting the Secured Notes, waives and releases all such liability and such waiver and release are part of the consideration for issuance of the Secured Notes. It is the position of the SEC that, notwithstanding such waiver, holders of the Secured Notes will continue to have all rights and remedies that are otherwise available under the anti-fraud provisions of the federal securities laws.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Note Indenture without charge by writing to Nancy C. Ashcom, Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the Old Notes were, and the certificates representing the New Notes will be, issued in fully registered form and without interest coupons. Each series of the New Notes will be represented by a Global New Note.

     Secured Notes sold in reliance on Rule 144A are represented by one or more Global Notes in definitive, fully registered form and without interest coupons and have been deposited with the Note Trustee, as custodian for, and registered in the name of, a nominee of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in the Global Notes to such persons may be limited to that extent. Because DTC can act only on behalf of persons who have accounts with DTC ("participants"), which in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in the Global Notes to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests.

  The Global Notes

     Ownership of beneficial interests in a Global Note is and will be limited to DTC participants or persons who hold interests through participants. Ownership of beneficial interests in a Global Note is and will be shown on, and the transfer of that ownership is and will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in Old Notes sold in reliance on Regulation S under the Securities Act directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. Beginning 40 days after the Closing Date but not earlier, investors may also hold such interests through organizations other than Cedel Bank or Euroclear that are participants in the DTC system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Secured Notes represented by such Global Note for all purposes under the Note Indenture and the Secured Notes. No beneficial owner of an interest in a Global Note is or will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the Note Indenture and, if applicable, those of Euroclear and Cedel Bank.

     Payments of the principal of, and interest on, the Global Notes are and will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company nor the Note Trustee or any paying agent has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note, as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a Certificated Note for any reason, such holder must transfer its interest in the Global Note in accordance with DTC's applicable procedures and, if applicable, those of Euroclear and Cedel Bank.

     The Company expects that DTC will take any action permitted to be taken by a holder of Secured Notes (including the presentation of Secured Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of Secured Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Secured Notes, DTC will exchange the applicable Global Note for Certificated Notes which it will distribute to its participants.

     The Company understands that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates, and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Note Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Certificated Notes

     If DTC is at any time unwilling or unable to continue as a depository for the Global Notes and a successor depository is not appointed by the Company within 90 days, the Company will issue Certificated Notes in exchange for the Global Notes. Holders of an interest in a Global Note may receive a Certificated
Note in accordance with DTC's rules and procedures in addition to those provided for under the Note Indenture.

                  1997 FIRST MORTGAGE BONDS AND FIRST MORTGAGE

     The Old Notes are, and the New Notes, together with any Old Notes that remain outstanding after the Exchange Offer is terminated, will be, secured equally and ratably as to payment of principal and interest by the 1997 First Mortgage Bonds, which were issued, pledged and delivered by the Company to the Note Trustee. The 1997 First Mortgage Bonds were issued in the aggregate principal amount of $450 million. The 1997 First Mortgage Bonds held by the Note Trustee provide for interest in an amount equal to the interest payable on all Secured Notes outstanding. Satisfaction of the Company's obligations with respect to principal of, and interest on, the Secured Notes will satisfy the Company's obligations with respect to principal of, and interest on, the 1997 First Mortgage Bonds.

GENERAL

     The 1997 First Mortgage Bonds were issued as two series of the Company's first mortgage bonds ("First Mortgage Bonds") under the Company's Mortgage and Deed of Trust, dated July 1, 1940, from the Company to Guaranty Trust Company of New York as trustee, under which The Chase Manhattan Bank is successor trustee ("First Mortgage Trustee"), as supplemented and modified by seventy-five supplemental indentures thereto and as further supplemented, for the issuance of the 1997 First Mortgage Bonds, by a Seventy-Sixth Supplemental Indenture ("Seventy-Sixth Supplemental Indenture") dated October 15, 1997 (the Mortgage and Deed of Trust as so supplemented herein called the "First Mortgage"). The following summary of certain provisions of the First Mortgage do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the First Mortgage. For a discussion of the effect on the First Mortgage of the proposed merger of Toledo Edison into the Company, see "Pending Merger of the Company and Toledo Edison -- Effect of Pending Merger on the First Mortgage." The Articles cited below refer to Articles of the First Mortgage.

SECURITY

     The 1997 First Mortgage Bonds and all First Mortgage Bonds of other series currently outstanding and hereafter issued under the First Mortgage are, in the opinion of counsel for the Company, secured equally and ratably (except as to any sinking or analogous fund established for the First Mortgage Bonds of any particular series) by a valid and perfected first lien, subject only to certain permitted liens and other encumbrances, on substantially all the property owned and franchises held by the Company, except the following: (a) cash, receivables and contracts not pledged or required to be pledged under the First Mortgage and leases in which the Company is lessor; (b) securities not specifically pledged or required to be pledged under the First Mortgage; (c) property held for consumption in operation or in advance of use for fixed capital purposes or for resale or lease to customers; (d) electric energy and other materials or products produced or purchased by the Company for sale, distribution or use in the ordinary conduct of its business; and (e) all the property of any other corporation which may now or hereafter be wholly or substantially wholly owned by the Company. (Clauses preceding Article I) All property acquired by the Company after June 30, 1940, other than the property excepted from the lien of the First Mortgage, becomes subject to the lien thereof upon acquisition. (Article I and granting and other clauses preceding Article I) Under certain conditions, the First Mortgage permits the Company to acquire property subject to a lien prior to the lien of the First Mortgage. (Article IV)

     Property subject to the lien of the First Mortgage will be released from the lien upon the sale or transfer of such property if the Company deposits the fair value of the property with the First Mortgage Trustee and meets certain other conditions specified in the First Mortgage. (Article VII) Moneys received by the First Mortgage Trustee for the release of property will, under certain circumstances, be applied to redeem outstanding First Mortgage Bonds, be applied to satisfy other obligations of the Company or be paid over to the Company from time to time based upon property additions or refundable First Mortgage Bonds. (Article VIII)

     In the Nineteenth Supplemental Indenture, the First Mortgage was modified to permit the Company without the vote or consent of the holders of any First Mortgage Bonds issued after November 1976 (a) to exclude nuclear fuel from the lien of the First Mortgage to the extent not excluded therefrom by its existing provisions and (b) to revise the definition of property additions which can constitute bondable property to include facilities outside the State of Ohio ("State") even though they are not physically connected with property of the Company in the State and to clarify its general scope.

TITLE TO PROPERTY

     The generating plants and other principal facilities of the Company are owned by the Company, except as follows:

          (a) The Company and Toledo Edison jointly lease from others for a term of about 29 1/2 years starting on October 1, 1987 undivided 6.5%, 45.9% and 44.38% tenant-in-common interests in Units 1, 2 and 3, respectively, of the Mansfield Plant and also jointly lease from others for the same term an 18.26% undivided tenant-in-common interest in Beaver Valley Unit 2, all located in Shippingport, Pennsylvania. The Company owns another 24.47% interest in Beaver Valley Unit 2 as a tenant-in-common.

          (b) Most of the Lake Shore facilities are situated on artificially filled land, extending beyond the natural shoreline of Lake Erie as it existed in 1910. As of December 31, 1996, the cost of the Company's facilities, other than water intake and discharge facilities, located on such artificially filled land aggregated $97,081,000.

          Title to land under the water of Lake Erie within the territorial limits of the State (including artificially filled land) is in the State in trust for the people of the State for the public uses to which it may be adapted, subject to the powers of the United States, the public rights of navigation, water commerce and fishery and the rights of upland owners to wharf out or fill to make use of the water. The State is required by statute, after appropriate proceedings, to grant a lease to an upland owner, such as the Company, which erected and maintained facilities on such filled land prior to October 13, 1955. The Company does not have such a lease from the State with respect to the artificially filled land on which its Lake Shore facilities are located, but the Company's position, on advice of counsel for the Company, is that the Lake Shore facilities and occupancy may not be disturbed because they do not interfere with the free flow of commerce in navigable channels and also constitute, at least in part, and are on land filled pursuant to, the exercise by it of its property rights as owner of the land above the shoreline adjacent to the filled land. The Company does hold permits, under federal statutes relating to navigation, to occupy such artificially filled land.

          (c) The facilities at the pumped-storage hydroelectric Seneca Power Plant in Pennsylvania ("Seneca") are located on land owned by the United States and occupied by the Company and Pennsylvania Electric Company pursuant to a license issued by the FERC for a 50-year period starting December 1, 1965 for the construction, operation and maintenance of a pumped-storage hydroelectric plant.

          (d) The water intake and discharge facilities at the electric generating plants located along Lake Erie and the Ohio River are extended into the lake and river under the Company's property rights as owner of the land above the water line and pursuant to permits under federal statutes relating to navigation.

          (e) The transmission system is located on land, easements or rights-of-way owned by the Company. The distribution system also is located, in part, on land owned by the Company, but, for the most part, it is located on lands owned by others and on streets and highways. In most cases, the Company has obtained permission from the apparent owner, or, if located on streets and highways, from the apparent owner of the abutting property. The electric underground transmission and distribution systems are located for the most part in public streets. The Pennsylvania portions of the main transmission lines from Seneca, the Mansfield Plant and Beaver Valley Unit 2 are not owned by the Company.

     The fee title which the Company has as a tenant-in-common owner, and the leasehold interests it has as a joint lessee, of certain generating units do not include the right to require a partition or sale for division of proceeds of the units without the concurrence of all the other owners and their respective mortgage trustees and the First Mortgage Trustee.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

     In addition to the $3,187 million aggregate principal amount of First Mortgage Bonds outstanding at December 31, 1997 (which includes $140.4 million principal amount of First Mortgage Bonds pledged to secure the Company's obligations to various bank creditors), additional First Mortgage Bonds may be issued under Article III of the First Mortgage, ranking equally and ratably with such outstanding First Mortgage Bonds and the 1997 First Mortgage Bonds and without limit as to amount, on the basis of: (a) 70% of bondable property (as described under "-- Security") not previously used as the basis for issuance of First Mortgage Bonds or applied for some other purpose under the First Mortgage;
(b) the deposit of cash (which may be withdrawn thereafter on the basis of bondable property or refundable First Mortgage Bonds); and (c) substitution for refundable First Mortgage Bonds. First Mortgage Bonds become refundable First Mortgage Bonds when they are paid upon maturity, redemption or purchase out of money deposited with the First Mortgage Trustee for such payment or when money for such payment is irrevocably deposited with the First Mortgage Trustee. (Articles I, III and VIII) In general, all property subject to the lien of the First Mortgage which is used or useful in the Company's electric business (including property not located in the State if it is physically connected with property of the Company in the State, either directly or through other property of the Company), which is not subject to an unfunded prior lien and as to which the Company has good title and corporate power to own and operate, is bondable property and as such is available as a basis for the issuance of First Mortgage Bonds. (Article I) The facilities of the Company on the artificially filled land at Lake Shore will become bondable property only when the Company acquires, under conditions specified in the First Mortgage, either good title to such land or the right to occupy it; and the facilities of the Company on the land at Seneca are not now bondable property. See "-- Title to Property." The tenant-in-common interests owned by the Company in certain generating units qualify as bondable property, except that its interest in property located in Pennsylvania, including Beaver Valley Unit 2, does not qualify because it is located outside the State and is not physically connected with property of the Company in the State. (Article I) With certain exceptions, property which the Company leases from others is not bondable property. (Articles I and III)

     Also, with certain exceptions, in order to issue additional First Mortgage Bonds based on bondable property, net earnings of the Company available for interest and property retirement appropriations for any 12 consecutive months within the 15 calendar months immediately preceding the month in which application for authentication and delivery of such additional First Mortgage Bonds is made must be at least twice the annual interest charges on all First Mortgage Bonds outstanding and on the issue applied for. (Article III)

     At December 31, 1997, the Company was not able to issue additional First Mortgage Bonds except in connection with refinancings. The amount of additional First Mortgage Bonds which may be issued in the future will fluctuate depending upon the amount of available refundable First Mortgage Bonds, available bondable property, earnings and interest rates. See "The Company -- Financing Capability."

COVENANT TO CHARGE EARNINGS NOT APPLICABLE TO THE 1997 FIRST MORTGAGE BONDS

     The supplemental indentures applicable to First Mortgage Bonds issued prior to 1974 contain a covenant to the effect that, so long as any of those First Mortgage Bonds remain outstanding (which will be until November 15, 2005, assuming no prior redemption), the Company will charge against earnings, and credit to reserves for depreciation and retirement of property, an amount not less than 15% of gross operating revenues for each year (after deducting the costs of purchased power and net electric energy received on interchange), less the amounts expended for maintenance and repairs during the year. The Seventy-Sixth Supplemental Indenture does not extend such covenant to the 1997 First Mortgage Bonds.

REMEDIES IN THE EVENT OF DEFAULT

     Events of default under the First Mortgage include the failure of the Company (a) to pay the principal of or premium, if any, on any First Mortgage Bond when due; (b) to pay any interest on or sinking fund obligation of any First Mortgage Bond within 30 days after it is due; (c) to pay the principal of or interest on any prior lien bonds within any allowable period; (d) to discharge, appeal or obtain the stay of any final judgment against the Company in excess of $100,000 within 30 days after it is rendered; or (e) to perform any other covenant in the First Mortgage within 60 days after notice to the Company from the First Mortgage Trustee or the holders of not less than 15% in principal amount of the First Mortgage Bonds. Events of default also include certain events of bankruptcy, insolvency or reorganization in bankruptcy or insolvency of the Company. (Article IX) The Company is required to furnish periodically to the First Mortgage Trustee a certificate as to the absence of any default or as to compliance with the terms of the First Mortgage, and such a certificate is also required in connection with the issuance of any additional First Mortgage Bonds and in certain other circumstances. (Article III) The First Mortgage provides that the First Mortgage Trustee, within 90 days after notice of defaults under the First Mortgage (60 days with respect to events of default described in (e) above), is required to give notice of such defaults to all holders of First Mortgage Bonds, but, except in the case of a default resulting from the failure to make any payment of principal of or interest on the First Mortgage Bonds or in the payment of any sinking or purchase fund installments, the First Mortgage Trustee may withhold such notice if it determines in good faith that it is in the best interests of the holders of the First Mortgage Bonds to do so. (Article XIII)

     Upon the occurrence of any event of default, the First Mortgage Trustee or the holders of not less than 25% in principal amount of the First Mortgage Bonds may declare the principal amount of all First Mortgage Bonds due, and, if the Company cures all defaults before a sale of the mortgaged property, the holders of a majority in principal amount of the First Mortgage Bonds may waive the default. If any event of default occurs, the First Mortgage Trustee also may (a) take possession of and operate the mortgaged property for the purpose of paying the principal of and interest on the First Mortgage Bonds; (b) sell at public auction all of the mortgaged property, or such parts thereof as the holders of a majority in principal amount of the First Mortgage Bonds may request or, in the absence of such request, as the First Mortgage Trustee may determine; (c) bring suit to enforce payment of the principal of and interest on the First Mortgage Bonds, to foreclose the First Mortgage or for the appointment of a receiver of the mortgaged property; and (d) pursue any other remedy. (Article IX)

     No holder of First Mortgage Bonds may institute any action, suit or proceeding for any remedy under the First Mortgage unless he has previously given the First Mortgage Trustee written notice of a default by the Company, and in addition: (a) the holders of not less than 25% in principal amount of the First Mortgage Bonds have requested the First Mortgage Trustee and afforded it a reasonable opportunity to exercise its powers under the First Mortgage or to institute such action, suit or proceeding in its own name; (b) such holder has offered to the First Mortgage Trustee security and indemnity satisfactory to it against the costs, expenses and liabilities to be incurred thereby; and (c) the First Mortgage Trustee has refused or neglected to comply with such request within a reasonable time. The holders of a majority in outstanding principal amount of the First Mortgage Bonds, upon furnishing the First Mortgage Trustee with security and indemnification satisfactory to it, may require the First Mortgage Trustee to pursue any available remedy, and any holder of the First Mortgage Bonds has the absolute and unconditional right to enforce the payment of the principal of and interest on his First Mortgage Bonds. (Article IX)

MODIFICATION OF FIRST MORTGAGE AND FIRST MORTGAGE BONDS

     Certain modifications which do not in any manner impair any of the rights of the holders of any series of First Mortgage Bonds then outstanding or of the First Mortgage Trustee may be made without the vote of the holders of the First Mortgage Bonds by supplemental indenture entered into between the Company and the First Mortgage Trustee. (Article XIV)

     Modifications of the First Mortgage or any indenture supplemental thereto, and of the rights and obligations of the Company and of holders of all series of First Mortgage Bonds outstanding, may be made with the consent of the Company by the vote of the holders of at least 80% in principal amount of the outstanding First Mortgage Bonds entitled to vote at a meeting of the holders of the First Mortgage Bonds or, if one or more, but less than all, of the series of First Mortgage Bonds outstanding under the First Mortgage are affected by any such modification, by the vote of the holders of at least 80% in principal amount of the outstanding First Mortgage Bonds entitled to vote of each series so affected; but no such modification may be made which will affect the terms of payment of the principal of or premium, if any, or interest on any First Mortgage Bond issued under the First Mortgage or to change the voting percentage described above to less than 80% with respect to any First Mortgage Bonds outstanding when such modification becomes effective. First Mortgage Bonds owned or held by or for the account or benefit of the Company or an affiliate of the Company (as defined in the First Mortgage) are not entitled to vote. (Article XV) In the Nineteenth Supplemental Indenture, the First Mortgage was modified, effective when none of the First Mortgage Bonds of any series issued prior to December 1976 are outstanding, so as to change the 80% voting requirements discussed above to 60%. Based on the series of First Mortgage Bonds outstanding at December 31, 1997, the 60% voting requirement will become effective on November 15, 2005.

DEFEASANCE AND DISCHARGE

     The First Mortgage provides that the Company will be discharged from any and all obligations under the First Mortgage if the Company pays the principal, interest and premium, if any, due on all First Mortgage Bonds outstanding in accordance with the terms stipulated in each such Bond and if the Company has performed all other obligations under the First Mortgage. In the event of such discharge, the Company has agreed to continue to indemnify the First Mortgage Trustee from any liability arising out of the First Mortgage. (Article XVI)

                           CERTAIN TAX CONSIDERATIONS

     The following is a summary of the taxation of the Secured Notes and of certain anticipated United States federal income tax consequences resulting from the ownership of the Secured Notes and the exchange of Old Notes for New Notes. This summary does not cover all of the possible tax consequences relating to the ownership of the Secured Notes and the receipt of interest thereon, and it is not intended as tax advice to any person. It addresses only beneficial owners who hold the Secured Notes as capital assets and does not address special classes of beneficial owners such as dealers in securities or currencies, banks, tax-exempt entities, life insurance companies, persons holding Secured Notes as a hedge against interest rate or currency risks or as part of a straddle or conversion transaction, or beneficial owners whose functional currency is not the U.S. dollar. This summary is based upon the United States federal income tax laws as currently in effect and as currently interpreted and does not include any description of the tax laws of any non-U.S. government that may apply.

     Prospective purchasers of Secured Notes should consult their own tax advisors concerning the application of the United States federal income tax laws, as well as the possible application of the tax laws of any other jurisdiction, to their particular situation.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Secured Note that is (for purposes of United States federal income tax) (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity treated as a partnership organized in or under the laws of the United States or of any political subdivisions thereof, or (iii) an estate or trust that is treated as a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended ("Code"). A "Non-U.S. Holder" means any holder of a Secured Note other than a U.S. Holder.

     The exchange of the Old Notes for the New Notes will be a tax-free exchange for all holders and no gain or loss will be recognized by a holder as a result of such exchange. A holder's tax basis for a New Note will be equal to the tax basis of the Old Note exchanged therefor. A holder's holding period for a New Note will include the period during which the holder held the Old Note exchanged therefor.

U.S. FEDERAL INCOME TAXATION OF U.S. HOLDERS

  General

     Under general principles of current law, the interest paid on a Secured Note will be includable in income by a U.S. Holder when the interest is received or when it accrues in accordance with the U.S. Holder's regular method of tax accounting.

  Secured Notes Purchased at a Premium

     If a U.S. Holder purchases a Secured Note for an amount that is greater than the amount payable at maturity, that U.S. Holder will be considered to have purchased such Secured Note with "amortizable bond premium" equal in amount to such excess, and may elect, in accordance with the applicable provisions of
Section 171 of the Code, to amortize that premium as an offset to the interest payments on the Secured Note using a constant yield to maturity method over the remaining term of the Secured Note. Pursuant to Section 67(b)(11) of the Code, the amortization of that premium is not considered a miscellaneous itemized deduction. Any amortization of such premium with respect to the Secured Notes will reduce the basis of the Secured Note pursuant to Section 1016(a)(5) of the Code. If a U.S. Holder does not elect to amortize such premium, the premium paid by such a holder will be included in the basis of the Secured Note and will decrease the gain, or increase the loss, on a disposition or retirement of the Secured Note.

  Secured Notes Issued at a Discount

     In the case of Secured Notes that are offered to the public at a price that is less than their stated redemption price at maturity (i.e., their principal amount), the Secured Notes may bear original issue discount, or "OID," for federal income tax purposes.

     Original issue discount is defined as the excess of the Secured Note's stated redemption price over its issue price (which is the initial offering price to the public at which a substantial amount of the Secured Notes are sold), provided that excess equals or exceeds a statutory de minimis amount (one-quarter of one percent of the Secured Note's stated redemption price at maturity multiplied by the number of complete years to its maturity).

     OID will accrue to U.S. Holders of the Secured Notes over the period to maturity based on a constant yield to maturity method, using semiannual compounding. The portion of OID that accrues during the time a U.S. Holder owns the Secured Notes (i) constitutes interest includable in the U.S. Holder's gross income for federal income tax purposes and (ii) is added to the U.S. Holder's tax basis for purposes of determining gain or loss on the maturity, redemption, prior sale, or other disposition of the Secured Notes. Thus, the effect of OID is to increase the amount of taxable interest income above the actual interest payments during the life of the Secured Notes.

  Disposition or Retirement of a Secured Note

     Upon the sale, exchange or other disposition of a Secured Note, or upon the retirement of a Secured Note at maturity, a U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount realized upon the disposition or retirement and the U.S. Holder's tax basis in the Secured Note. A U.S. Holder's tax basis for determining gain or loss on the disposition or retirement of a Secured Note will be the cost of that Secured Note to such U.S. Holder, increased by the amount of OID and any market discount includable in such U.S. Holder's gross income with respect to that Secured Note, and decreased by the amount of any payments under the Secured Note that are part of its stated redemption price at maturity and by the portion of any premium applied to reduce interest payments as described above.

     Gain or loss upon the disposition or retirement of a Secured Note will be capital gain or loss, except to the extent the gain represents accrued OID or market discount not previously included in gross income or accrued interest, to which extent such gain or loss would be treated as ordinary income. Any capital loss will be long-term capital loss if at the time of disposition or retirement the Secured Note has been held for more than one year. Any capital gain recognized on the disposition or retirement of Secured Notes held for more than eighteen months will be taxed at a maximum rate of 20 percent. Any capital gain recognized on the disposition or retirement of Secured Notes held for more than twelve months and less than eighteen months will be treated as mid-term gain and taxed at a maximum rate of 28 percent.

  Secondary Market Purchasers -- Premium and Market Discount

     A U.S. Holder who purchases a Secured Note subsequent to its original issuance for an amount that is greater than its "adjusted issue price" (defined as the sum of the issue price of the Secured Note and the portion of OID previously includable, disregarding any reduction on account of acquisition premium, as discussed below, in the gross income of any owners of the Secured Note and reduced by the amount of any payment previously made on the Secured Note other than a qualified periodic interest payment) and less than or equal to its stated redemption price at maturity, reduced by the amount of any payment previously made on the Secured Note other than a qualified periodic interest payment, will be considered to have purchased such Secured Note at an "acquisition premium." The amount of OID that such U.S. Holder must include in its gross income with respect to such Secured Note for any taxable year is generally reduced by the portion of such acquisition premium properly allocable to such year. If a U.S. Holder purchases a Secured Note for a cost in excess of its stated redemption price at maturity (reduced by the amount of any payment made on the debt instrument prior to the purchase date other than a qualified periodic interest payment), such Secured Note will have no OID and such U.S. Holder may elect to amortize such premium, using a constant interest method, generally over the remaining term of the Secured Note. Such premium generally shall be deemed to be an offset to interest otherwise includable with respect to the Secured Note. Premium on a Secured Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Secured Note.

     If a U.S. Holder purchases a Secured Note subsequent to its original issuance for an amount that is less than, respectively, its stated redemption price at maturity or its revised issue price (defined as the sum of the issue price of the Secured Note and the aggregate amount of OID includable, disregarding any reduction on account of acquisition premium, as discussed above, in the gross income of all owners of the Secured Note), the amount of the difference generally will be treated as "market discount" for federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Secured Note as ordinary income to the extent of the market discount that has accrued (and has not previously been included in income) during the period such U.S. Holder held the Secured Note. In addition, the U.S. Holder may be required to defer, until the maturity of the Secured Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Secured Note.

     Any market discount will be considered accrued ratably during the period from the date of acquisition to the maturity date of the Secured Note, unless the U.S. Holder elects to accrue on a constant interest basis. A U.S. Holder of a Secured Note may elect to include market discount in income currently as it accrues (on either a ratable or a constant interest basis with a corresponding increase in the U.S. Holder's tax basis in the Secured Note), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service.

  Backup Withholding

     In general, if a U.S. Holder fails to furnish a correct taxpayer identification number or certification of exempt status, fails to report dividend and interest income in full, or fails to certify that he has provided a correct taxpayer identification number and that he is not subject to withholding, the U.S. Holder may be subject to a 31 percent federal backup withholding tax on certain amounts paid or deemed paid (including OID) to the U.S. Holder. An individual's taxpayer identification number is his social security number. The backup withholding tax is not an additional tax and may be credited against a U.S. Holder's regular federal income tax liability or refunded by the Internal Revenue Service where applicable.

U.S. FEDERAL INCOME TAXATION OF NON-U.S. HOLDERS

  General

     A Non-U.S. Holder generally will not be subject to United States federal withholding tax on interest paid on the Secured Notes as long as either (i) the beneficial owner of the Secured Note, under penalties of perjury, provides the Companies or their agent with such beneficial owner's name and address and certifies on

IRS Form W-8 (or a suitable substitute form) that it is not a U.S. Holder or
(ii) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business ("financial institution") holds the Secured Note and provides a statement to the Company or its agent under penalties of perjury in which it certifies that such an IRS Form W-8 (or a suitable substitute) has been received by it from the beneficial owner of the Secured Note or qualifying intermediary and furnishes the Company or its agent a copy thereof. If the information provided in such statement changes, the Non-U.S. Holder must so inform the payor within 30 days of such change. The statement generally must be provided in the year a payment occurs or in either of the two preceding years (or, in the case of payments after December 31, 1998, three preceding years). A Non-U.S. Holder is eligible to provide the statement referred to above in this paragraph if the Non-U.S.
Holder: (i) is not actually or constructively a "10 percent shareholder" of the Company within the meaning of the Code, (ii) is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of Section 881(c)(3)(C) of the Code, and (iii) is not a bank described in Section 881(c)(3)(A) of the Code.

     If the conditions described in the preceding paragraph are not satisfied, then interest paid on the Secured Notes will be subject to United States withholding tax at a rate of 30%, unless such rate is reduced or eliminated pursuant to an applicable tax treaty.

     Any capital gain realized by a Non-U.S. Holder on the sale, redemption, retirement, or other taxable disposition of a Secured Note will be exempt from United States federal income and withholding tax, provided that (i) the gain is not effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, (ii) in the case of a Non-U.S. Holder that is an individual, the holder is not present in the United States for 183 days or more in the taxable year of the disposition, and (iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of Section 877 of the Code applicable to certain United States expatriates.

  Effectively-Connected Income

     If the interest, gain, or other income a Non-U.S. Holder recognizes on a Secured Note is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, the Non-U.S. Holder (although exempt from the withholding tax previously discussed if an appropriate statement is furnished) generally will be subject to United States federal income tax rates applicable to United States persons. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its "effectively connected earnings and profits," as adjusted for certain items, unless it qualifies for a lower rate under an applicable tax treaty.

  Backup Withholding

     A Non-U.S. Holder will generally be exempt from backup withholding and information reporting requirements, provided it complies with the certification and identification procedures as discussed above. The amount of any backup withholding from a payment to a holder will be allowed as a credit against the holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of Old Notes that were acquired for the account of such broker-dealer as a result of market-making or other trading activities (other than Old Notes acquired directly from the Company or any affiliate of the Company) may exchange such Old Notes for New Notes pursuant to the Exchange Offer, provided that each broker-dealer that receives New Notes for its own account in exchange for Old Notes, if such Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by any such broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 120 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for
use in connection with any such resales. In addition, until           , 199  ,
all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus, and any amendment or supplement to this Prospectus, to any broker-dealer that requests those documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Secured Notes) other than commissions or concessions of any broker or dealer and will indemnify the holders of the Secured Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Exchange Offer will be passed upon for the Company by David L. Feltner, 76 South Main Street, Akron, Ohio 44308, Associate General Counsel of the Company and by Squire, Sanders & Dempsey LLP, 4900 Key Tower, Cleveland, Ohio 44114, special counsel to the Company.

                                    EXPERTS


     The financial statements of the Company as of December 31, 1997 (post-merger) and 1996 (pre-merger) and for the years ended December 31, 1996 and 1995 and the period from January 1, 1997 to November 7, 1997 (pre-merger), and the period from November 8, 1997 to December 31, 1997 (post-merger), included in the Form 8-K dated March 16, 1998 and included in or incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                     INDEX TO FINANCIAL STATEMENTS SECTION


                                                              PAGE
                                                              ----
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1996
  (Reprinted from the Company's Annual Report to Share
  Owners)
     Management's Financial Analysis........................
     Report of Independent Public Accountants...............
     Income Statement.......................................
     Retained Earnings......................................
     Balance Sheet..........................................
     Cash Flows.............................................
     Statement of Capitalization............................
     Notes to the Financial Statements......................
     Financial and Statistical Review.......................
FIRST QUARTER 1997 FORM 10-Q
     Notes to the Financial Statements (Unaudited)(a).......
     Income Statement.......................................
     Balance Sheet..........................................
     Cash Flows.............................................
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................
     Part II.  Other Information(a).........................
SECOND QUARTER 1997 FORM 10-Q
     Notes to the Financial Statements (Unaudited)(a).......
     Income Statement.......................................
     Balance Sheet..........................................
     Cash Flows.............................................
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................
     Part II.  Other Information(a).........................
THIRD QUARTER 1997 FORM 10-Q
     Notes to the Financial Statements (Unaudited)(a).......
     Income Statement.......................................
     Balance Sheet..........................................
     Cash Flows.............................................
     Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................
     Part II.  Other Information(a).........................
FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1997
  (Reprinted from the Company's Annual Report to Share
  Owners)
     Management's Financial Analysis........................
     Report of Independent Public Accountants...............
     Income Statement.......................................
     Retained Earnings......................................
     Balance Sheet..........................................
     Cash Flows.............................................
     Statement of Capitalization............................
     Notes to the Financial Statements......................
     Financial and Statistical Review.......................


---------------

(a) Combined in each 1997 Form 10-Q for Centerior Energy, the Company and Toledo Edison and relates to all three companies.

                                                                      APPENDIX I


                                  [SPECIMEN]


AMBAC                                   Ambac Assurance Corporation
                                        c/o CT Corporation Systems
                                        44 East Mifflin Street, Madison, Wisconsin 53703
Financial Guaranty Insurance Policy     Administrative Office:
                                        One State Street Plaza, New York, New York 10004
                                        Telephone: (212) 668-0340


Obligor:                                Policy Number:



Obligations:                            Premium:



AMBAC ASSURANCE CORPORATION (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trustee of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who, at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ P. Lassiter      AMBAC ASSURANCE CORPORATION      /s/ _______ A. Cooke

President                      SEAL                   Secretary

                            WISCONSIN
Effective Date:                                       Authorized Representative

UNITED STATES TRUST COMPANY OF NEW YORK               /s/ H. William Weber
acknowledges that it has agreed to perform
the duties of Insurance Trustee under this            Authorized Officer
Policy.


Form No.: 2B-0012(7/97)

======================================================

    No dealer, salesperson or other individual has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained or incorporated by reference in this Prospectus and the accompanying Letter of Transmittal. If given or made, such information or representations must not be relied upon as having been authorized by the Company or the Exchange Agent. Neither this Prospectus nor the accompanying Letter of Transmittal, or both together, constitute an offer to sell, or a solicitation of an offer to buy, Secured Notes in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor the accompanying Letter of Transmittal, or both together, nor any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

UNTIL                 , ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                                PAGE
                                                ----
Available Information.........................    3
Incorporation of Certain Documents by
  Reference...................................    3
Summary Information...........................    4
Risk Factors..................................   11
Selected Financial Information................   15
The Company...................................   16
Pending Merger of the Company and Toledo
  Edison......................................   21
Combined Pro Forma Condensed Balance Sheets of
  Cleveland Electric and Toledo Edison........   23
Combined Pro Forma Condensed Income Statements
  of Cleveland Electric and Toledo Edison.....   24
The Exchange Offer............................   27
Description of the New Notes..................   34
1997 First Mortgage Bonds and First
  Mortgage....................................   41
Certain Tax Considerations....................   45
Plan of Distribution..........................   48
Legal Matters.................................   49
Experts.......................................   49
Index to Financial Statements Section.........  F-1


======================================================
======================================================

                                  $450,000,000

                                 EXCHANGE OFFER

                             THE CLEVELAND ELECTRIC
                              ILLUMINATING COMPANY

                               OFFER TO EXCHANGE

                    7.43% SERIES D SECURED NOTES DUE 2009 OR

                     7.88% SERIES D SECURED NOTES DUE 2017
                          FOR ANY AND ALL OUTSTANDING
                    7.43% SERIES C SECURED NOTES DUE 2009 OR

              7.88% SERIES C SECURED NOTES DUE 2017, RESPECTIVELY

                                   PROSPECTUS
                                               , 1998

======================================================

                                    PART II

ITEM 20  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Regulations provide that each person who is or has been a director or officer of the Company shall be indemnified by the Company against judgments, penalties, reasonable settlements, legal fees and expenses arising out of any threatened, pending or completed proceedings of a criminal, administrative or investigative nature in which he or she may become involved by reason of his or her relationship to the Company (other than a proceeding by or on behalf of the Company, but only if he or she is found, by the disinterested members of the Company's Board, by independent counsel or by the Share Owners,
(a) to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and (b) in the case of a criminal matter, to have had no reasonable cause to believe his or her conduct was unlawful.

     In the case of actions brought by or on behalf of the Company against a director or officer, indemnification is provided only for reasonable legal fees and expenses and only if it is determined that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company; but if he or she is adjudged to be liable due to negligence or misconduct, indemnification is provided only if an appropriate court determines that indemnification is fair and reasonable under the circumstances.

     Similar indemnification also may be made available by the Company to its directors and officers, and to a limited extent may be available as a matter of right to such persons, under Section 1701.13 of the Ohio Revised Code.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against liabilities described in the preceding paragraphs (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person, the Company will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Company maintains and pays the premium on contracts insuring the Company (with certain exclusions) against any liability to directors and officers they may incur under the above indemnity provisions and insuring each director and officer of the Company (with certain exclusions) against liability and expense, including legal fees, which he or she may incur by reason of his or her relationship to the Company, even if the Company does not have the obligation or right to indemnify him or her against such liability or expense.

ITEM 21  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (A) EXHIBITS.

     See Exhibit Index and exhibits following.

     (B) FINANCIAL STATEMENT SCHEDULES.

     No schedules are required.

ITEM 22  UNDERTAKINGS

     The undersigned registrant hereby undertakes as follows:

     (1) To file, during any period when offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request; and

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     See also the fourth paragraph of Item 20 above.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF AKRON,
STATE OF OHIO, ON THE      DAY OF MARCH, 1998.


                                        THE CLEVELAND ELECTRIC ILLUMINATING
                                        COMPANY
                                                                      Registrant

                                        By
                                          --------------------------------------


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.



                   SIGNATURE                                  TITLE                         DATE
                   ---------                                  -----                         ----
(i) Principal executive officer:
    H. Peter Burg                                 President

(ii) Principal financial officer:
    Richard H. Marsh                              Vice President

(iii) Principal accounting officer:
     Harvey L. Wagner                             Controller                             March  , 1998

(iv) Directors:
     Willard R. Holland                           Director
     H. Peter Burg                                Director
     Anthony J. Alexander                         Director

                                 EXHIBIT INDEX


                            Exhibits Filed Herewith



     The following Exhibits are filed herewith and made a part hereof:



EXHIBIT NUMBER                         DESCRIPTION
--------------                         -----------
      12       Statements regarding computation of ratios.
      23(a)    Consent of Arthur Andersen LLP.


                           Exhibits Filed Previously

     The following Exhibits are filed herewith and made a part hereof:


EXHIBIT NUMBER                         DESCRIPTION
--------------                         -----------
       1(a)    Placement Agreement.
       1(b)    Registration Agreement.
       1(c)    Letter of Transmittal.
       1(d)    Notice of Guaranteed Delivery.
       1(e)    Nominee Letter.
       1(f)    Client's Letter.
       4(a)    Seventy-Sixth Supplemental Indenture dated October 15, 1997.
       4(b)    Note Indenture dated as of October 24, 1997.
       4(c)    First Supplemental Note Indenture dated as of October 24,
               1997.
       5       Opinion of counsel for the Company.
     *10(a)    Form of Amendment No. 2 to Facility Lease among Citicorp
               Lescaman, Inc., The Cleveland Electric Illuminating Company
               and The Toledo Edison Company.
     *10(b)    Form of Amendment No. 3 to Facility Lease among Citicorp
               Lescaman, Inc., The Cleveland Electric Illuminating Company
               and The Toledo Edison Company.
    **10(c)    Form of Amendment No. 2 to Facility Lease among US West
               Financial Services, Inc., The Cleveland Electric
               Illuminating Company and The Toledo Edison Company.
    **10(d)    Form of Amendment No. 3 to Facility Lease among US West
               Financial Services, Inc., The Cleveland Electric
               Illuminating Company and The Toledo Edison Company.
   ***10(e)    Form of Amendment No. 2 to Facility Lease among Midwest
               Power Company, The Cleveland Electric Illuminating Company
               and The Toledo Edison Company.
      12       Statements regarding computation of ratios.
      23(a)    Consent of Arthur Andersen LLP.
      23(b)    Consent of counsel for the Company (included in Exhibit 5).
      25(a)    Form T-1 Statement of Eligibility and Qualification for
               7.43% Series D Secured Notes due 2009 under Trust Indenture of 1939 of The Chase Manhattan Bank, as Note Trustee.
      25(b)    Form T-1 Statement of Eligibility and Qualification for
               7.88% Series D Secured Notes due 2017 under Trust Indenture of 1939 of The Chase Manhattan Bank, as Note Trustee.


  * Documents, substantially identical in all material respects to this Exhibit, have been entered into relating to two owner participants. Although such documents may differ in some respects (such as name of the trust, dollar amounts and percentages), there are no material details in which such document differs from this Exhibit.

 ** Documents, substantially identical in all material respects to this Exhibit, have been entered into relating to three owner participants. Although such documents may differ in some respects (such as name of the trust, dollar amounts and percentages), there are no material details in which such document differs from this Exhibit.

*** Documents, substantially identical in all material respects to this Exhibit, have been entered into relating to seven owner participants. Although such documents may differ in some respects (such as name of the trust, dollar amounts and percentages), there are no material details in which such document differs from this Exhibit.

                       EXHIBITS INCORPORATED BY REFERENCE

     The exhibits listed below have been filed heretofore with the SEC pursuant to requirements of the Acts administered by the SEC and are incorporated herein by reference and made a part hereof. The exhibit number and file number of such documents are stated in parenthesis.

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
      3a         Amended Articles of Incorporation of the Company, as
                 amended, effective May 28, 1993 (Exhibit 3a, 1993 Form 10-K,
                 File No. 1-2323).
      3b         Regulations of the Company, dated April 29, 1981, as amended effective October 1, 1988 and April 24, 1990 (Exhibit 3b,
                 1990 Form 10-K, File No. 1-2323).
      4b(1)      Mortgage and Deed of Trust, dated July 1, 1940, between the
                 Company and Guaranty Trust Company of New York, as trustee,
                 (under which The Chase Manhattan Bank is successor trustee)
                 (Exhibit 7(a), File No. 2-4450).
                 Supplemental Indentures between the Company and the First
                 Mortgage Trustee, supplemental to Exhibit 4b(1), dated as
                 follows:
      4b(2)      July 1, 1940 (Exhibit 7(b), File No. 2-4450).
      4b(3)      August 18, 1944 (Exhibit 4(c), File No. 2-9887).
      4b(4)      December 1, 1947 (Exhibit 7(d), File No. 2-7306).
      4b(5)      September 1, 1950 (Exhibit 7(c), File No. 2-8587).
      4b(6)      June 1, 1951 (Exhibit 7(f), File No. 2-8994).
      4b(7)      May 1, 1954 (Exhibit 4(d), File No. 2-10830).
      4b(8)      March 1, 1958 (Exhibit 2(a)(4), File No. 2-13839).
      4b(9)      April 1, 1959 (Exhibit 2(a)(4), File No. 2-14753).
      4b(10)     December 20, 1967 (Exhibit 2(a)(4), File No. 2-30759).
      4b(11)     January 15, 1969 (Exhibit 2(a)(5), File No. 2-30759).
      4b(12)     November 1, 1969 (Exhibit 2(a)(4), File No. 2-35008).
      4b(13)     June 1, 1970 (Exhibit 2(a)(4), File No. 2-37235).
      4b(14)     November 15, 1970 (Exhibit 2(a)(4), File No. 2-38460).
      4b(15)     May 1, 1974 (Exhibit 2(a)(4), File No. 2-50537).
      4b(16)     April 15, 1975 (Exhibit 2(a)(4), File No. 2-52995).
      4b(17)     April 16, 1975 (Exhibit 2(a)(4), File No. 2-53309).
      4b(18)     May 28, 1975 (Exhibit 2(c), June 5, 1975 Form 8-A, File No.
                 1-2323).
      4b(19)     February 1, 1976 (Exhibit 3(d)(6), 1975 Form 10-K, File No.
                 1-2323).
      4b(20)     November 23, 1976 (Exhibit 2(a)(4), File No. 2-57375).
      4b(21)     July 26, 1977 (Exhibit 2(a)(4), File No. 2-59401).
      4b(22)     September 27, 1977 (Exhibit 2(a)(5), File No. 2-67221).
      4b(23)     May 1, 1978 (Exhibit 2(b), June 30, 1978 Form 10-Q, File No.
                 1-2323).
      4b(24)     September 1, 1979 (Exhibit 2(a), September 30, 1979 Form
                 10-Q, File No. 1-2323).
      4b(25)     April 1, 1980 (Exhibit 4(a)(2), September 30, 1980 Form
                 10-Q, File No. 1-2323).
      4b(26)     April 15, 1980 (Exhibit 4(b), September 30, 1980 Form 10-Q,
                 File No. 1-2323).
      4b(27)     May 28, 1980 (Exhibit 2(a)(4), Amendment No. 1, File No.
                 2-67221).
      4b(28)     June 9, 1980 (Exhibit 4(d), September 30, 1980 Form 10-Q,
                 File No. 1-2323).
      4b(29)     December 1, 1980 (Exhibit 4(b)(29), 1980 Form 10-K, File No.
                 1-2323).

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
      4b(30)     July 28, 1981 (Exhibit 4(a), September 30, 1981, Form 10-Q,
                 File No. 1-2323).
      4b(31)     August 1, 1981 (Exhibit 4(b), September 30, 1981, Form 10-Q,
                 File No. 1-2323).
      4b(32)     March 1, 1982 (Exhibit 4(b)(3), Amendment No. 1, File No.
                 2-76029).
      4b(33)     July 15, 1982 (Exhibit 4(a), September 30, 1982 Form 10-Q,
                 File No. 1-2323).
      4b(34)     September 1, 1982 (Exhibit 4(a)(1), September 30, 1982 Form
                 10-Q, File No. 1-2323).
      4b(35)     November 1, 1982 (Exhibit 4(a)(2), September 30, 1982 Form
                 10-Q, File No. 1-2323).
      4b(36)     November 15, 1982 (Exhibit 4(b)(36), 1982 Form 10-K, File
                 No. 1-2323).
      4b(37)     May 24, 1983 (Exhibit 4(a), June 30, 1983 Form 10-Q, File
                 No. 1-2323).
      4b(38)     May 1, 1984 (Exhibit 4, June 30, 1984 Form 10-Q, File No.
                 1-2323).
      4b(39)     May 23, 1984 (Exhibit 4, May 22, 1984 Form 8-K, File No.
                 1-2323).
      4b(40)     June 27, 1984 (Exhibit 4, June 11, 1984 Form 8-K, File No.
                 1-2323).
      4b(41)     September 4, 1984 (Exhibit 4b(41), 1984 Form 10-K, File No.
                 1-2323).
      4b(42)     November 14, 1984 (Exhibit 4b(42), 1984 Form 10-K, File No.
                 1-2323).
      4b(43)     November 15, 1984 (Exhibit 4b(43), 1984 Form 10-K, File No.
                 1-2323).
      4b(44)     April 15, 1985 (Exhibit 4(a), May 8, 1985 Form 8-K, File No.
                 1-2323).
      4b(45)     May 28, 1985 (Exhibit 4(b), May 8, 1985 Form 8-K, File No.
                 1-2323).
      4b(46)     August 1, 1985 (Exhibit 4, September 30, 1985 Form 10-Q,
                 File No. 1-2323).
      4b(47)     September 1, 1985 (Exhibit 4, September 30, 1985 Form 8-K,
                 File No. 1-2323).
      4b(48)     November 1, 1985 (Exhibit 4, January 31, 1986 Form S-K, File
                 No. 1-2323).
      4b(49)     April 15, 1986 (Exhibit 4, March 31, 1986 Form 10-Q, File
                 No. 1-2323).
      4b(50)     May 14, 1986 (Exhibit 4(a), June 30, 1986 Form 10-Q, File
                 No. 1-2323).
      4b(51)     May 15, 1986 (Exhibit 4(b), June 30, 1986 Form 10-Q, File
                 No. 1-2323).
      4b(52)     February 25, 1987 (Exhibit 4b(52), 1986 Form 10-K, File No.
                 1-2323).
      4b(53)     October 15, 1987 (Exhibit 4, September 30, 1987 Form 10-Q,
                 File No. 1-2323).
      4b(54)     February 24, 1988 (Exhibit 4b(54), 1987 Form 10-K, File No.
                 1-2323).
      4b(55)     September 15, 1988 (Exhibit 4b(55), 1988 Form 10-K, File No.
                 1-2323).
      4b(56)     May 15, 1989 (Exhibit 4(a)(2)(i), File No. 33-32724).
      4b(57)     June 13, 1989 (Exhibit 4(a)(2)(ii), File No. 33-32724).
      4b(58)     October 15, 1989 (Exhibit 4(a)(2)(iii), File No. 33-32724).
      4b(59)     January 1, 1990 (Exhibit 4b(59), 1989 Form 10-K, File No.
                 1-2323).
      4b(60)     June 1, 1990 (Exhibit 4(a), September 30, 1990 Form 10-Q,
                 File No. 1-2323).
      4b(61)     August 1, 1990 (Exhibit 4(b), September 30, 1990 Form 10-Q,
                 File No. 1-2323).
      4b(62)     May 1, 1991 (Exhibit 4(a), June 30, 1991 Form 10-Q, File No.
                 1-2323).
      4b(63)     May 1, 1992 (Exhibit 4(a)(3), File No. 33-48845).
      4b(64)     July 31, 1992 (Exhibit 4(a)(3), File No. 33-57292).
      4b(65)     January 1, 1993 (Exhibit 4b(65), 1992 Form 10-K, File No.
                 1-2323).
      4b(66)     February 1, 1993 (Exhibit 4b(66), 1992 Form 10-K, File No.
                 1-2323).
      4b(67)     May 20, 1993 (Exhibit 4(a), July 14, 1993 Form 8-K, File No.
                 1-2323).
      4b(68)     June 1, 1993 (Exhibit 4(b), July 14, 1993 Form 8-K, File No.
                 1-2323).
      4b(69)     September 15, 1994 (Exhibit 4(a), September 30, 1994 Form
                 10-Q, File No. 1-2323).
      4b(70)     May 1, 1995 (Exhibit 4(a), September 30, 1995 Form 10-Q,
                 File No. 1-2323).

   EXHIBIT
    NUMBER                               DESCRIPTION
   -------                               -----------
      4b(71)     May 2, 1995 (Exhibit 4(b), September 30, 1995 Form 10-Q,
                 File No. 1-2323).
      4b(72)     June 1, 1995 (Exhibit 4(c), September 30, 1995 Form 10-Q,
                 File No. 1-2323).
      4b(73)     July 15, 1995 (Exhibit 4b(73), 1995 Form 10-K, File No.
                 1-2323).
      4b(74)     August 1, 1995 (Exhibit 4b(74), 1995 Form 10-K, File No.
                 1-2323).
      4b(75)     June 15, 1997 (Exhibit 4(a), File No. 333-35931).
      4c         Open-End Subordinate Indenture of Mortgage between the
                 Company and Bank One, Columbus, N.A., as Trustee, Dated as
                 of June 1, 1994 (Exhibit 4(a), August 26, 1994 Form 8-K,
                 File No. 1-2323).

     Pursuant to Paragraph (b)(4)(iii)(A) of Item 601 of Regulation S-K, the Registrant has not filed as an exhibit to this Form S-4 any instrument with respect to long-term debt if the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis, but the Registrant hereby agrees to furnish to the Securities and Exchange Commission on request any such instruments.